Exhibit 99.2

PRO FORMA VALUATION REPORT

MUTUAL HOLDING COMPANY

STOCK OFFERING

HOME FEDERAL SAVINGS AND LOAN

ASSOCIATION OF SHREVEPORT

Shreveport, Louisiana

Dated As Of:

August 27, 2004

Prepared By:

RP Financial, LC.

1700 North Moore Street

Suite 2210

Arlington, Virginia 22209

August 27, 2004

Board of Directors

Home Federal Savings and Loan Association

  Of Shreveport

624 Market Street

Shreveport, Louisiana 71055

Members of the Board of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be offered in connection with the plan of stock issuance described below.

This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision (“OTS”). Specifically, this Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” as set forth by the OTS, and applicable regulatory interpretations thereof.

Description of Plan of Reorganization and Plan of Stock Issuance

On April 14, 2004, the Board of Directors of Home Federal Savings and Loan Association of Shreveport (“Home Federal” or the “Association”) adopted a plan of reorganization and plan of stock issuance pursuant to which Home Federal will convert and reorganize into a mutual holding company structure. As part of the reorganization, Home Federal will become a wholly-owned subsidiary of Home Federal Bancorp, Inc. of Louisiana (“Home Federal Bancorp” or the “Company”), a federal corporation. Home Federal Bancorp will issue a majority of its common stock to Home Federal Mutual Holding Company of Louisiana (the “MHC”) and sell a minority of its common stock to the public. Concurrent with the completion of the public stock offering, the Company will retain up to 50% of the net stock proceeds. The MHC will own a controlling interest in the Company of at least 51%, and the Company will be the sole subsidiary of the MHC. The Company will own 100% of the Association’s outstanding stock. The Company’s initial activity will be ownership of its subsidiary, Home Federal, investment of the net cash proceeds retained at the holding company level and extending a loan to the employee stock ownership plan (“ESOP”).

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August 27, 2004

It is anticipated that the public shares will be offered in a subscription offering to the Association’s Eligible Account Holders, Employee Stock Ownership Plan, Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering. The total shares offered for sale to the public will constitute a minority interest of the Company’s stock (49% or less).

RP Financial, LC.

RP Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Association and the other parties engaged by the Association to assist in the corporate reorganization and stock issuance process.

Valuation Methodology

In preparing our appraisal, we have reviewed the Association’s, the Company’s and MHC’s regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Association that has included a review of its audited financial information for the fiscal years ended June 30, 2000 through June 30, 2004, various unaudited information and internal financial reports through June 30, 2004 and due diligence related discussions with the Association’s management; LaPorte Sehrt Romig Hand, the Association’s independent auditor; Elias, Matz, Tiernan & Herrick L.L.P., the Association’s counsel in connection with the reorganization and stock offering; and Sandler O’Neill & Partners, L.P., the Association’s financial and marketing advisor in connection with the Company’s stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which the Association operates and have assessed the Association’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on the Association and the industry as a whole. We have analyzed the potential effects of the minority stock offering on the Association’s operating characteristics and financial performance as they relate to the pro forma market value. We have reviewed the economy in the Association’s primary market area and have compared the Association’s financial performance and condition with publicly-traded thrifts in mutual holding company form, as well as all

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August 27, 2004

publicly-traded thrifts. We have reviewed conditions in the securities markets in general and in the market for thrift stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts. We have considered the market for the stock of all publicly-traded mutual holding companies. We have also considered the expected market for the Association’s public shares. We have excluded from such analyses thrifts subject to announced or rumored acquisition, mutual holding company institutions that have announced their intent to pursue second-step conversions, and/or those institutions that exhibit other unusual characteristics.

Our Appraisal is based on the Association’s representation that the information contained in the regulatory applications and additional information furnished to us by the Association, its independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Association, its independent auditors, legal counsel and other authorized agents nor did we independently value the assets or liabilities of the Association. The valuation considers the Association only as a going concern and should not be considered as an indication of the Association’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for the Association, the MHC and the Company and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Association’s value alone. It is our understanding that there are no current plans for pursuing a second-step conversion or for selling control of the Company or the Association following the offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

Pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of August 27, 2004, the estimated aggregate pro forma market value of the shares to be issued immediately following the offering, both shares issued publicly as well as to the MHC, was $35,000,000 at the midpoint, equal to 3,500,000 shares issued at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $29.750 million and a maximum value of $40.250 million. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 2,975,000 shares at the minimum to 4,025,000 shares at the maximum. In

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August 27, 2004

the event that the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $46.288 million without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 4,628,750. The Board of Directors has established a public offering range such that the public ownership of the Company will constitute a 40.0% ownership interest of the Company. Accordingly, the offering range to the public of the minority stock will be $11.9 million at the minimum, $14.0 million at the midpoint, $16.1 million at the maximum and $18.5 million at the top of the super range.

Limiting Factors and Considerations

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

RP Financial’s valuation was determined based on the financial condition and operations of Home Federal as of June 30, 2004, the date of the financial data included in the regulatory applications and prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Association’s financial performance and condition, management policies, and current conditions in the equity markets for thrift shares. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be

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August 27, 2004

made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted, RP FINANCIAL, LC.

/s/ Ronald S. Riggins
Ronald S. Riggins President

/s/ Gregory E. Dunn
Gregory E. Dunn Senior Vice President

RP Financial, LC.

TABLE OF CONTENTS

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

Shreveport, Louisiana

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		1.1
Plan of Reorganization and Plan of Stock Issuance		1.1
Strategic Overview		1.2
Balance Sheet Trends		1.4
Income and Expense Trends		1.8
Interest Rate Risk Management		1.12
Lending Activities and Strategy		1.13
Asset Quality		1.13
Funding Composition and Strategy		1.15
Subsidiaries		1.16
Legal Proceedings		1.16

CHAPTER TWO	MARKET AREA

Introduction		2.1
Market Area Demographics		2.1
National Economic Factors		2.3
Local Economy		2.7
Market Area Deposit Characteristics and Competition		2.8

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		3.1
Basis of Comparison		3.2
Home Federal’s Peer Group		3.3
Financial Condition		3.6
Income and Expense Components		3.9
Loan Composition		3.13
Interest Rate Risk		3.15
Credit Risk		3.15
Summary		3.17

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TABLE OF CONTENTS

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

Shreveport, Louisiana

(continued)

DESCRIPTION		PAGE NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction		4.1
Appraisal Guidelines		4.1
RP Financial Approach to the Valuation		4.2
Valuation Analysis		4.3
1. Financial Condition		4.3
2. Profitability, Growth and Viability of Earnings		4.5
3. Asset Growth		4.7
4. Primary Market Area		4.7
5. Dividends		4.9
6. Liquidity of the Shares		4.10
7. Marketing of the Issue		4.10
A. The Public Market		4.11
B. The New Issue Market		4.15
C. The Acquisition Market		4.16
8. Management		4.19
9. Effect of Government Regulation and Regulatory Reform		4.19
Summary of Adjustments		4.20
Basis of Valuation – Fully-Converted Pricing Ratios		4.20
Valuation Approaches: Fully-Converted Basis		4.21
1. Price-to-Earnings (“P/E”)		4.24
2. Price-to-Book (“P/B”)		4.25
3. Price-to-Assets (“P/A”)		4.25
Comparison to Recent Offerings		4.27
Valuation Conclusion		4.27

RP Financial, LC.

LIST OF TABLES

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

Shreveport, Louisiana

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheets	1.5
1.2	Historical Income Statements	1.9

2.1	Summary Demographic Data	2.2
2.2	Caddo Parish Employment Sectors	2.7
2.3	Unemployment Trends	2.8
2.4	Deposit Summary	2.9
2.5	Market Area Deposit Competitors	2.11

3.1	Peer Group of Publicly-Traded Thrifts	3.5
3.2	Balance Sheet Composition and Growth Rates	3.7
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	3.10
3.4	Loan Portfolio Composition Comparative Analysis	3.14
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	3.16
3.6	Credit Risk Measures and Related Information	3.18

4.1	Market Area Unemployment Rates	4.8
4.2	Recent Conversion Pricing Characteristics	4.17
4.3	Market Pricing Comparatives	4.18
4.4	Calculation of Implied Per Share Data	4.22
4.5	MHC Institutions – Implied Pricing Ratios, Full Conversion Basis	4.26
4.6	Pricing Table: MHC Public Market Pricing	4.29

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Page 1.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Home Federal Savings and Loan Association of Shreveport (“Home Federal” or the “Association”), organized in 1924, is a federally chartered savings and loan association headquartered in Shreveport, Louisiana. In addition to the main office, the Association maintains two branch offices in Shreveport. Shreveport is the Parish Seat for Caddo Parish. A map of the Association’s office locations is provided in Exhibit I-1. Home Federal is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Savings Association Insurance Fund (“SAIF”) of the Federal Deposit Insurance Corporation (“FDIC”). At June 30, 2004, Home Federal had $95.7 million in assets, $68.1 million in deposits and total equity of $17.3 million equal to 18.1% of total assets.

Plan of Reorganization and Plan of Stock Issuance

On April 14, 2004, the Board of Directors of Home Federal adopted a plan of reorganization and plan of stock issuance pursuant to which Home Federal will convert and reorganize into a mutual holding company structure. As part of the reorganization, Home Federal will become a wholly-owned subsidiary of Home Federal Bancorp, Inc. of Louisiana (“Home Federal Bancorp” or the “Company”), a federal corporation. Home Federal Bancorp will issue a majority of its common stock to Home Federal Mutual Holding Company of Louisiana (the “MHC”) and sell a minority of its common stock to the public. Concurrent with the completion of the public stock offering, the Company will retain up to 50% of the net stock proceeds. The MHC will own a controlling interest in the Company of at least 51%, and the Company will be the sole subsidiary of the MHC. The Company will own 100% of the Association’s outstanding stock. The Company’s initial activity will be ownership of its subsidiary, Home Federal, investment of the net cash proceeds retained at the holding company level and extending a loan to the employee stock ownership plan (“ESOP”).

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Strategic Overview

Home Federal maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Historically, Home Federal’s operating strategy has been fairly reflective of a traditional thrift operating strategy, in which 1-4 family residential mortgage loans have been the primary source of loan originations and assets have primarily funded with retail deposits. Pursuant to the Association’s business plan, Home Federal will continue to emphasize 1-4 family lending, but will also pursue greater diversification into other types of lending. Lending diversification is expected to emphasize commercial business and consumer loans. Overall, it is the Association’s objective to grow the loan portfolio so that loans will comprise a larger portion of interest-earning assets, which will facilitate a higher yielding interest-earning asset composition than currently maintained by the Association. Historically, the Association’s interest-earning asset composition has been concentrated in 1-4 loans; however, in recent years, the concentration of investments comprising interest-earning assets has become more significant than loans, due to shrinkage that has been experienced in the loan portfolio. The reduction in loans outstanding reflects a significant increase in repayments that have been experienced in the 1-4 family loan portfolio, as the result of borrowers refinancing into lower rate loans. Loans that were paid-off were not replaced with new loan production, as the Association has been selling originations of long term fixed rate loans to the secondary market for purposes of managing interest rate risk.

Home Federal’s earnings base is largely dependent upon net interest income and operating expense levels, as income derived through non-interest sources is a modest contributor to the Association’s earnings. Overall, Home Federal’s operating strategy has provided for a narrowing interest rate spread, which can be largely attributed to the decline in the concentration of loans that comprise interest-earning assets and the minimal amount of diversification into higher yielding types of loans. While the Association’s implementation of a traditional thrift operating strategy has limited non-interest operating income, the lack of diversification has also facilitated maintenance of relatively low levels of operating expenses.

Over the past five fiscal years, most of the Association’s loan portfolio has been replaced with lower yielding investments with total assets remaining approximately flat. The Association’s current business plan is to reverse the trend of loan shrinkage and implement a

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Page 1.3

growth strategy that will emphasize growth of the loan portfolio such that the composition of interest-earning assets will have a higher concentration of loans than presently maintained on the balance sheet. Growth of the loan portfolio will emphasize increasing the diversification of the Association’s loan portfolio composition, primarily through originations of commercial business and consumer loans.

A key component of the Association’s business plan is to increase capital through the minority stock offering. The capital realized from the minority stock offering will increase the operating flexibility and overall financial strength of Home Federal. The additional capital realized from stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets. Home Federal’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, through enhancing the Association’s interest-earning-assets-to-interest-bearing-liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Association’s future funding needs, which may facilitate a reduction in Home Federal’s funding costs. Additionally, Home Federal’s higher equity-to-assets ratio will better position the Association to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through acquiring branches or other financial institutions in markets that would provide for further penetration in the markets currently served by the Association or nearby surrounding markets. At this time, the Association has no specific plans for expansion other than internal growth. The projected use of stock proceeds is highlighted below.

•	MHC. The Association intends to capitalize the MHC with $100,000 of cash. The primary activity of the MHC will be ownership of the majority interest in Home Federal Bancorp. Such cash is anticipated to be invested into low risk liquid instruments.

•	Home Federal Bancorp. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be primarily invested initially into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Association, repurchases of common stock, and the payment of regular and/or special cash dividends.

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•	Home Federal. Approximately 50% of the net conversion proceeds will be infused into the Association. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Association are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund growth of loans.

Overall, it is the Association’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Home Federal’s operations. The Association has acknowledged that it intends to operate with excess capital in the near term, operating with a below market return on equity (“ROE”), until such time as the new capital can be leveraged in a safe and sound manner over an extended period of time.

Balance Sheet Trends

Table 1.1 shows the Association’s historical balance sheet data for the past five fiscal years. From fiscal year end 2000 through fiscal year end 2004, Home Federal’s assets declined at an annual rate of 0.7%. Notably, while the Association’s asset balance was essentially stagnant during the five year period, there was a notable shift in asset composition towards a higher concentration of investments as cash flow generated from loan repayments was primarily redeployed into mortgage-backed securities. The Association’s funding composition is concentrated in deposit, although borrowings have been added in recent years to fund deposit run-off. A summary of Home Federal’s key operating ratios for the past two years are presented in Exhibit I-3.

Home Federal’s loans receivable portfolio declined at a 22.1% annual rate from fiscal year end 2000 through fiscal year end 2004. After reaching a peak balance of $64.3 million at fiscal year end 2001, the Association’s loan portfolio has declined during each of the past three fiscal years with the most significant decline occurring during fiscal 2003. Accordingly, loans receivable declined from 62.7% of assets at fiscal year end 2000 to 23.7% of assets at fiscal year end 2004. Home Federal’s historical emphasis on 1-4 family lending is reflected in its loan portfolio composition as 90.8% of total loans receivable consisted of 1-4 family mortgage loans at June 30, 2004, a slight reduction from the 93.6% ratio maintained at June 30, 2003. The decline in the concentration of 1-4 family loans relative to total loans was largely due to

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Table 1.1

Home Federal Savings & Loan Association of Shreveport

Historical Balance Sheets

(Amount and Percent of Assets)(1)

	At Fiscal Year End June 30,										Annual Growth Rate
	2000		2001		2002		2003		2004
	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$98,317	100.0%	$101,412	100.0%	$102,131	100.0%	$100,759	100.0%	$95,663	100.0%	-0.7%
Cash and cash equivalents	2,060	2.1%	9,241	9.1%	4,324	4.2%	9,471	9.4%	4,342	4.5%	20.5%
Investment securities	5,740	5.8%	4,987	4.9%	2,811	2.8%	2,561	2.5%	3,204	3.3%	-13.6%
Mortgage-backed securities	27,127	27.6%	21,554	21.3%	40,467	39.6%	54,466	54.1%	63,565	66.4%	23.7%
Loans held for sale	123	0.1%	126	0.1%	296	0.3%	1,228	1.2%	108	0.1%	-3.3%
Loans receivable, net	61,668	62.7%	64,286	63.4%	53,137	52.0%	31,991	31.8%	22,679	23.7%	-22.1%
Deposits	82,346	83.8%	84,137	83.0%	79,950	78.3%	71,390	70.9%	68,134	71.2%	-4.6%
Borrowings	0	0.0%	0	0.0%	4,034	3.9%	9,028	9.0%	9,748	10.2%	NM
Total equity	14,709	15.0%	16,307	16.1%	17,273	16.9%	19,149	19.0%	17,309	18.1%	4.2%
Branch Offices	3		3		3		3		3

(1)	Ratios are as a percent of ending assets.

Sources: Home Federal’s prospectus, audited financial statements and RP Financial calculations.

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Page 1.6

shrinkage of the 1-4 family loan balance, as opposed to growth of other types of loans. Lending diversification for Home Federal has been substantially limited to consumer loans, which equaled 8.7% of total loans outstanding at June 30, 2004. The only other loans held by the Association at June 30, 2004 consisted of a nominal balance of commercial real estate loans.

The intent of the Association’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Home Federal’s overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into investments with short-term maturities. Since fiscal year end 2000, mortgage-backed securities have been the only notable source of asset growth for the Association and comprise the Association’s largest concentration of assets. Growth of the mortgage-backed securities portfolio has been facilitated by the rapid pay down of the loan portfolio, in which most of the loan proceeds have been redeployed into mortgage-backed securities. The portfolio of mortgage-backed securities consists of mortgage pass-through certificates that are guaranteed or insured by a federal agency, most of which are secured with mortgages that have 30-year fixed rate terms. Repayment speeds on the Association’s mortgage-backed securities portfolio tends to be shorter than average repayment speeds for 30-year mortgage-backed securities, as the Association has emphasized purchases of “re-location” mortgage-backed securities whereby the residences securing the mortgages were purchased by homeowners that were re-located by their employers to a new market and, thus, the length of ownership of those homes tends to be comparatively shorter than a typical home purchase. Home Federal’s investment in mortgage-backed securities increased from a low of $21.6 million or 21.3% of assets at fiscal year end 2001 to a high of $63.6 million or 66.4% of assets at fiscal year end 2004. As of June 30, 2004, $62.2 million of the mortgage-backed securities portfolio was classified as available for sale and the remaining balance of $1.3 million was classified as held to maturity. As of June 30, 2004, the net unrealized loss on the available for sale mortgage-backed securities portfolio equaled $2.5 million and the market value of the held to maturity mortgage-backed securities portfolio was $68,000 above the carrying value of the portfolio.

Over the past five fiscal years, the Association’s level of cash and investment securities ranged from a low of 7.0% of assets at year fiscal end 2002 to a high of 14.0% of assets at fiscal year end 2001. The relatively high cash and investments ratio maintained at fiscal year end 2001

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Page 1.7

was the result of the funds realized from the sale and repayment of mortgage-backed securities being redeployed into cash and cash equivalents. As of June 30, 2004, the Association maintained total cash and investments of $7.5 million or 7.9% of assets, which included $4.3 million of cash and equivalents. Investments held by the Association at June 30, 2004 consisted of an ARM Fund ($2.0 million), municipal bonds ($270,000), FHLB stock ($903,000) and a non-marketable equity ($15,000). As of June 30, 2004, the net unrealized loss on the available for sale investment portfolio equaled $21,000 and the market value of the held to maturity investment portfolio approximated the carrying value of the portfolio. Exhibit I-4 provides historical detail of the Association’s investment portfolio.

Retail deposits have consistently been the primary funding source for the Association’s assets, although the Association’s use of borrowings has become more significant in years. From fiscal year end 2000 through fiscal year end 2004, the Association’s deposits declined at an annual rate of 4.6%. Fiscal year 2001 was the only year in which the Association’s recorded an increase in deposits. Over the past five years, deposits ranged from a high of 83.8% of assets at fiscal year end 2000 to a low of 70.9% of assets at fiscal year end 2003. As of June 30, 2004, the Association maintained total deposits of $68.1 million equal to 71.2% of assets. As of June 30, CDs and transaction and savings accounts comprised 76.7% and 23.3% of the Association’s total deposits, respectively.

Borrowings serve as an alternative funding source for the Association to facilitate management of deposit costs and interest rate risk. Borrowings have become a more prominent funding source for the Association in recent years as the Association did not maintain any borrowings during fiscal years 2000 and 2001. Comparatively, as of June 30, 2004, the Association’s borrowings-to-assets ratio equaled 10.2%. The Association’s use of borrowings has generally been limited to FHLB advances. The Association held $9.7 million of FHLB advances at June 30, 2004, which have laddered terms of up to five years.

The Association’s capital increased at a 4.2% annual rate from fiscal year end 2000 through fiscal year end 2004. Positive capital growth was sustained from fiscal year end 2000 through fiscal year end 2003, which was followed by a decline in capital during fiscal 2004. The Association experienced a 9.6% decline in capital during fiscal 2004, as retained earnings for the period were more than offset by an unrealized loss on securities that are maintained as

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available for sale. Capital growth combined with a decline in assets since fiscal year end 2000 provided for an increase in Home Federal’s equity-to-assets ratio from 15.0% at fiscal year end 2000 to 18.1% at fiscal year end 2004. All of the Association’s capital is tangible capital, and the Association maintained capital surpluses relative to all of its regulatory capital requirements at June 30, 2004. The addition of stock proceeds will serve to strengthen the Association’s capital position. At the same time, as the result of the Association’s relatively high pro forma capital position, Home Federal’s return on equity can be expected to be well below industry averages following its stock offering.

Income and Expense Trends

Table 1.2 shows the Association’s historical income statements from year end 2000 through fiscal year end 2004. The Association reported positive earnings over the past five years, ranging from a low of 0.84% of average assets during fiscal 2004 to a high of 1.00% of average assets during fiscal 2003. Consistent with the Association’s traditional thrift operating strategy, net interest income and operating expenses have been the dominant components of Home Federal’s earnings. Non-interest operating income derived from Home Federal’s retail banking activities has been a limited contributor to the Association’s earnings, while no loan loss provisions have been established over the past five years. The Association recorded a recovery of loan loss provisions during fiscal 2003. Gains realized from the sale of loans and investments have had a varied impact on the Association’s earnings over the past five fiscal years.

Home Federal maintained a healthy net interest margin throughout the period shown in Table 1.2, which has been supported by the Association’s strong capital position and resulting high IEA/IBL ratio. Over the past five fiscal years, the Association’s net interest income to average assets ratio ranged from a low of 2.93% during fiscal 2002 to a high of 3.36% during fiscal 2003. The Association’s net interest income to average assets ratio declined to 3.05% during fiscal 2004. The recent decline in the Association’s net interest income ratio has resulted from a more significant reduction in yield earned on interest-earning assets relative to the decline in funding costs. The more significant decline in yield income relative to funding costs reflects the impact of loan portfolio shrinkage and the redeployment of loan proceeds into lower yielding

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Table 1.2

Home Federal Savings & Loan Association of Shreveport

Historical Income Statements

(Amount and Percent of Avg. Assets)(1)

	For the Fiscal Year Ended June 30,
	2000		2001		2002		2003		2004
	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest Income	$6,733	6.99%	$7,280	7.29%	$6,711	6.59%	$6,116	6.03%	$5,154	5.25%
Interest Expense	(3,688)	-3.83%	(4,257)	-4.26%	(3,728)	-3.66%	(2,710)	-2.67%	(2,163)	-2.20%

Net Interest Income	$3,046	3.16%	$3,024	3.03%	$2,983	2.93%	$3,405	3.36%	$2,991	3.05%
Provision for Loan Losses	0	0.00%	0	0.00%	0	0.00%	474	0.47%	0	0.00%

Net Interest Income after Provisions	$3,046	3.16%	$3,024	3.03%	$2,983	2.93%	$3,879	3.82%	$2,991	3.05%
Other operating income	$111	0.12%	$100	0.10%	$122	0.12%	$48	0.05%	$36	0.04%
Operating Expense	(1,920)	-1.99%	(1,952)	-1.96%	(2,020)	-1.98%	(2,596)	-2.56%	(2,080)	-2.12%

Net Operating Income	$1,237	1.28%	$1,171	1.17%	$1,085	1.07%	$1,331	1.31%	$947	0.96%
Non-Operating Income
Net gain(loss) on sale of investments	$0	0.00%	$153	0.15%	$36	0.03%	$51	0.05%	$223	0.23%
Net gain(loss) on sale of loans	2	0.00%	$10	0.01%	$20	0.02%	$117	0.12%	$62	0.06%
Gain on sale of REO	9	0.01%	0	0.00%	18	0.02%	0	0.00%	0	0.00%

Net Non-Operating Income	$11	0.01%	$163	0.16%	$73	0.07%	$168	0.17%	$285	0.29%
Net Income Before Tax	$1,248	1.30%	$1,334	1.34%	$1,158	1.14%	$1,499	1.48%	$1,232	1.25%
Income Taxes	(386)	-0.40%	(413)	-0.41%	(365)	-0.36%	(490)	-0.48%	(411)	-0.42%

Net Income (Loss)	$862	0.90%	$921	0.92%	$793	0.78%	$1,010	1.00%	$821	0.84%
Adjusted Earnings
Net Income Before Ext. Items	$862	0.90%	$921	0.92%	$793	0.78%	$1,010	1.00%	$821	0.84%
Addback: Non-Operating Losses	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%
Deduct: Non-Operating Gains	(11)	-0.01%	(163)	-0.16%	(73)	-0.07%	(168)	-0.17%	(285)	-0.29%
Tax Effect Non-Op. Items(2)	4	0.00%	55	0.06%	25	0.02%	57	0.06%	97	0.10%

Adjusted Net Income	$854	0.89%	$813	0.81%	$745	0.73%	$899	0.89%	$633	0.64%

(1)	Ratios are as a percent of average assets.

(2)	Assumes tax rate of 34.0%.

Sources: Home Federal’s prospectus, audited financial statements and RP Financial calculations.

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investments. Accordingly, the Association’s interest rate spread declined from 2.80% during fiscal 2003 to 2.59% during fiscal 2004 (see Exhibit I-5).

Non-interest operating income has been a very limited contributor to the Association’s earnings over the past five fiscal years, reflecting the Association’s adherence to a traditional thrift operating philosophy and resultant limited diversification into products and services that generate non-interest operating income. Throughout the period shown in Table 1.2, sources of non-interest operating income have ranged from a low of 0.04% of average assets during fiscal 2004 to a high of 0.12% of average assets during fiscal years 2000 and 2002. Overall, beyond Home Federal’s relatively undiversified operating strategy, the Association’s philosophy of selling loans on a servicing released basis has also limited non-interest operating income. Notwithstanding, the potential increase in non-interest operating income that may be realized through the planned build-up of consumer and commercial loan relationships, Home Federal’s earnings can be expected to remain highly dependent upon the net interest margin.

Operating expenses represent the other major component of the Association’s earnings, ranging from a low of 1.96% of average assets during fiscal 2001 to a high of 2.56% of average assets during fiscal 2003. The Association’s ratio of operating expenses to average assets equaled 2.12% during fiscal 2004. The higher operating expense ratio recorded during fiscal 2003 was the result of a pension plan expense to fund the unfunded benefit obligation incurred pursuant to the Association’s withdrawal from the plan. The unfunded benefit obligation amounted to a one-time compensation expense of $473,000. In general, the Association’s low operating expense ratio has been facilitated by implementation of a relatively undiversified operating strategy and maintenance of a relatively high concentration of interest-earning assets in less service intensive cash and investments. Upward pressure will be placed on the Association’s operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same, the increase in capital realized from the stock offering will increase the Association’s capacity to leverage operating expenses through pursuing a more aggressive growth strategy.

Overall, the general trends in the Association’s net interest margin and operating expense ratio since fiscal 2000 reflect a decline in the Association’s core earnings, as indicated by the

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Association’s expense coverage ratio (net interest income divided by operating expenses). Home Federal’s expense coverage ratio equaled 1.59 times during fiscal 2000, versus a comparable ratio of 1.44 times during fiscal 2004. The decline in the expense coverage ratio was the result of a decline in the net interest income ratio and an increase in the operating expense ratio. Similarly, Home Federal’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 60.7% during fiscal 2000 was more favorable than the fiscal 2004 efficiency ratio of 68.6%. The increase in the Association’s efficiency ratio was the result of a lower net interest income ratio, a higher operating expense ratio and a lower level of non-interest operating income.

No loan loss provisions were established by the Association during the past five fiscal years, although the Association recorded a recovery of loan loss provisions during fiscal 2003. The recovery of loan loss provisions, which amounted to $474,000 or 0.47% of average assets, was facilitated by the significant decline that has been experienced in the Association’s loans receivable balance and the favorable credit quality of the loan portfolio. As of June 30, 2004, the Association maintained allowance for loan losses of $235,000, equal to 1.04% of net loans receivable. Exhibit I-6 sets forth the Association’s allowance for loan loss activity during the past two years.

The Association records gains from the sale of fixed rate loan originations to the secondary market. Gains realized from the sale of loans were a larger source of earnings during fiscal 2003, as historically low mortgage rates supported a significant increase in the Association’s lending volume for longer term 1-4 family fixed rate loans. Gains on the sale of loans equaled 0.12% of average assets during fiscal 2003 and then declined to 0.06% of average assets during fiscal 2004. The Association realized gains from the sale of investment securities during the past four fiscal years, reflecting ongoing management of the investment portfolio for purposes of enhancing returns and managing interest rate risk. Gains realized from the sale of investments were most significant during fiscal 2004, equaling $223,000 or 0.23% of average assets. Home Federal also recorded a modest gain on the sale of real estate owned during fiscal 2000. The gains realized from the sale of investment securities and real estate owned are viewed as non-recurring income items, while gains generated from the sale of fixed rate loan originations have been an ongoing activity for the Association particularly in the prevailing low

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interest rate environment. However, gains realized through secondary market activities are subject to a certain degree of volatility as well, given the dependence of such gains on the interest rate environment and resulting demand for longer term fixed rate loans.

Home Federal’s effective tax rate ranged from a low of 30.9% during fiscal 2000 to a high of 33.4% during fiscal 2004. As set forth in the prospectus, the Association’s statutory tax rate equals 34.0%. Additionally, following the reorganization and minority stock offering, the Association will be subject to a state share tax and a state franchise tax.

Interest Rate Risk Management

The Association’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates. As of June 30 , 2004, the Net Portfolio Value (“NPV”) analysis provided by the OTS indicated that a 2.0% instantaneous and sustained increase in interest rates would result in a 31.1% decline in the Association’s NPV (see Exhibit I-7).

The Association manages interest rate risk from the asset side of the balance sheet through selling originations of 1-4 family fixed rate loans, retaining originations and purchases of adjustable rate loans for investment, maintaining most investments as available for sale, and emphasizing investment in “re-location” mortgage-backed securities that tend to have comparatively shorter repayment speeds. As of June 30, 2004, ARM loans comprised 34.7% of the Association’s loan portfolio (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing fixed rate FHLB advances with laddered maturities out to five years and through offering attractive rates on certain longer term CDs in low interest rate environments.

The infusion of stock proceeds will serve to further limit the Association’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase to capital will lessen the proportion of interest rate sensitive liabilities funding assets.

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Lending Activities and Strategy

Home Federal’s lending activities have traditionally emphasized 1-4 family permanent mortgage loans and 1-4 family permanent mortgage loans continue to comprise the major portion of the loan portfolio. Beyond 1-4 family loans, lending diversification by the Association has been substantially limited to consumer loans. The loan portfolio also includes a small balance of commercial real estate loans. Going forward, Home Federal will continue to emphasize 1-4 family lending, but will also pursuer greater diversification into other types of lending. Lending diversification is expected to emphasize commercial business and consumer loans. Exhibit I-9 provides historical detail of Home Federal loan portfolio composition over the past two years and Exhibit I-10 provides the contractual maturity of the Association’s loan portfolio by loan type as of June 30, 2004.

In the current interest rate environment, the Association’s offerings of 1-4 family mortgage loans have consisted substantially of fixed rate loans with terms ranging from 10 to 30 years. The Association also offers adjustable rate mortgage loans, although there has been very limited demand for such loans in the prevailing interest rate environment. ARM loans offered by the Association include loans with repricing terms of one and three years and are indexed to U.S. Treasury notes of comparable maturities as the repricing term. Initial rates on ARM loans are typically discounted from the fully-indexed rate. After the initial repricing period, ARM loans convert to a one-year ARM loan for the balance of the mortgage term. The Association also offers a three year ARM with a three-year repricing period for the term of the loan. In the current interest rate environment, the Association typically sells fixed rate loan originations with interest rates of less than 6.75%. Loans are sold on a servicing released basis. The substantial portion of 1-4 family permanent mortgage loans originated by the Association are underwritten to secondary market standards as specified by Fannie Mae or Freddie Mac. From time-to-time, the Association has supplemented originations of 1-4 family loans with purchases of loan packages. Loans purchased by the Association generally have adjustable rates and are secured by properties in the Southwest region of the United States. As of June 30, 2004, the Association maintained 1-4 family permanent mortgage loans totaling $20.9 million, equal to 90.8% of total loans outstanding.

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Consumer loans represent the primary of lending diversification for the Association. Home equity loans constitute the major portion of the consumer loan portfolio. Home equity loans are offered as either amortizing loans or as lines of credit. Home equity loans are generally offer as three-to-five year balloon loans and contain an on-demand clause that allows Home Federal to call the loan in at any time. The Association will lend up to maximum LTV ratio of 80.0% of the combined balance of the first mortgage and the home equity loan. The remaining balance of the consumer loan portfolio consists almost entirely of loans secured by deposit. As of June 30 2004, the Company’s consumer loan portfolio, totaled $2.0 million equal to 8.7% of total loans outstanding.

The remainder of the Association’s loan portfolio at June 30, 2004 consisted of two commercial real estate loans that totaled $101,000 or 0.4% of total loans outstanding. The loans are secured by office properties. Commercial real estate loans are originated up to a maximum LTV ratio of 80.0%. Loan terms for commercial real estate loans typically provide for amortization periods of up to 30 years with a shorter term balloon provision.

Exhibit I-11 provides a summary of the Association’s lending activities over the past two years. During the past two years, originations of 1-4 family permanent mortgage loans accounted for $22.3 million or 88.4% of the Association’s total lending volume. Consumer loans constituted the only other type of loan originated by the Association during fiscal years 2003 and 2004, with such originations totaling $2.6 million for the two year period. Loan originations were supplemented with loan purchases of 1-4 family mortgage loans, which totaled $2.1 million during fiscal years 2003 and 2004. The large decline experienced in the loan portfolio during fiscal 2003 resulted from significant loan repayments and an increase in loans sold, which in total were significantly higher than the amount of loans originated and purchased during the period. Total loans originated and purchased by the Association during fiscal 2003 amounted to $16.6 million, versus loans sold of $12.5 million and loan repayments of $24.8 million. Comparatively, despite a decline in loans originated and purchased to $7.8 million during fiscal 2004, the shrinkage experienced in the loan portfolio was less significant as loans sold declined to $6.3 million and loan repayments declined to $12.0 million.

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Asset Quality

The Association’s 1-4 family lending emphasis has generally supported favorable credit quality measures. As shown in Exhibit I-12, the Association’s non-performing loan balance at June 30, 2004 equaled $2,000 and at June 30, 2003 equaled $70,000. Both balances consisted entirely of accruing loans 90 days or more past due. As of June 30, 2004, the $2,000 non-performing loan balance was secured by non-residential property.

The Association reviews and classifies assets on a quarterly basis and establishes loan loss provisions based on the overall quality, size and composition of the loan portfolio, as well other factors such as historical loss experience, industry trends and local real estate market and economic conditions. The Association maintained valuation allowances of $235,000 at June 30, 2004, equal to 1.04% of net loans receivable.

Funding Composition and Strategy

Deposits have consistently accounted for the substantial portion of the Association’s interest-bearing funding composition and at June 30, 2004 deposits equaled 87.5% of Home Federal’s interest-bearing funding composition. Exhibit I-13 sets forth the Association’s deposit composition for the past two years and Exhibit I-14 provides the interest rate and maturity composition of the CD portfolio at June 30, 2004. CDs represent the largest component of the Association’s deposit composition, with Home Federal’s current CD composition reflecting a higher concentration of short-term CDs (maturities of one year or less). As of June 30, 2004, the CD portfolio totaled $52.2 million or 76.7% of total deposits and 54.9% of the CDs were scheduled to mature in one year or less. As of June 30, 2004, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $10.7 million or 20.4% of total CDs. Home Federal does not maintain any brokered CDs. Deposit rates offered by the Association are generally in the middle of the range of rates offered by local competitors.

Lower cost savings and transaction accounts comprise the balance of the Association’s deposit composition, with such deposits amounting to $15.9 million or 23.3% of total deposits at June 30, 2004. Comparatively, at fiscal year end 2003, the ratio of transaction and savings accounts comprising total deposits equaled 21.1%. The slightly higher ratio of transaction and savings accounts maintained at fiscal year end 2004 resulted from growth of transaction and

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savings accounts as well as a decline in total CDs outstanding. Growth of transaction and savings accounts during fiscal 2004 consisted of NOW and savings accounts, which was partially offset by a slight decline in money market accounts.

Borrowings have been utilized to a limited degree by the Association in recent years to facilitate management of deposit costs. As of June 30, 2004, the Association maintained $9.7 million of FHLB advances. Exhibit I-15 provides further detail of Home Federal’s borrowing activities during the past two fiscal years. Following the stock offering, the Association may add borrowings for purposes of leveraging the balance sheet, in which borrowings would be utilized to fund purchases of investment securities at a positive spread to improve return on equity. To the extent additional borrowings are obtained by the Association, FHLB advances would likely continue to be the primary source of borrowings utilized.

Subsidiaries

Home Federal has one wholly-owned subsidiary, Metro Financial Services, Inc. (“Metro”). Metro is substantially an inactive subsidiary, but in the past Metro sold annuities in the Association’s branches.

Legal Proceedings

Home Federal is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition and results of operations of the Association.

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II. MARKET AREA

Introduction

Home Federal serves northwestern Louisiana through its main office and two branch offices, all of which are located in Caddo Parish. Caddo Parish is part of the Shreveport-Bossier City metropolitan area. All of the Association’s branches are located in the city of Shreveport. The major portion of the Association’s activities is conducted within the markets served by the retail branches and surrounding contiguous markets. Exhibit II-1 provides information on the Association’s office facilities.

The primary market area served by the Association is largely suburban in nature. The Association’s competitive environment includes a large number of thrifts, commercial banks and other financial service providers, some of which have a regional or national presence. Due to its small size, the Association has more limited resources and a smaller market presence than many of its competitors. The primary market area economy is fairly diversified, with services, government and wholesale/retail trade constituting the basis of the primary market area economy.

Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Association, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been examined to help determine the growth potential that exists for the Association and the relative economic health of the Association’s market area.

Market Area Demographics

Key demographic and economic indicators in the Association’s market include population, number of households and household/per capita income levels. Demographic data for Caddo Parrish, as well as comparative data for Louisiana and the U.S., is provided in Table 2.1. From 2000 through 2004, the Association’s market area exhibited less favorable growth characteristics than the comparable growth rates for Louisiana and the U.S. Caddo Parish’s

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Table 2.1

Home Federal Savings and Loan Association

Summary Demographic Data

	Year			Growth Rate
	2000	2004	2009	2000-2004	2004-2009
Population (000)
United States	281,422	290,647	305,918	0.8%	1.0%
Louisiana	4,469	4,595	4,759	0.7%	0.7%
Caddo Parish	252	255	259	0.3%	0.3%
Households (000)
United States	105,480	109,440	116,034	0.9%	1.2%
Louisiana	1,656	1,722	1,805	1.0%	0.9%
Caddo Parish	98	100	103	0.6%	0.5%
Median Household Income ($)
United States	$42,729	$46,868	$53,230	2.3%	2.6%
Louisiana	33,059	36,550	42,223	2.5%	2.9%
Caddo Parish	31,896	35,233	41,038	2.5%	3.1%
Per Capita Income ($)
United States	$21,587	$24,078	—	2.8%	—
Louisiana	16,912	19,601	—	3.8%	—
Caddo Parish	17,839	20,670	—	5.0%	—

2004 HH Income Dist. (%)	Less Than $25,000	$25,000 to 50,000	$50,000 to 100,000	$100,000 to 150,000	$150,000 +
United States	24.7	27.1	30.8	10.9	6.5
Louisiana	35.3	28.5	25.7	7.1	3.5
Caddo Parish	36.5	28.7	23.9	6.9	4.0

Source: ESRI Business Information Solutions and Claritas.

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population increased at a 0.3% annual rate during the four year period, while Louisiana’s population increased at a 0.7% annual rate over the same time period. Both the parish and state population growth rates lagged the U.S. population growth rate of 0.8%.

Growth in households mirrored the population growth rates, with Caddo Parish experiencing slower household growth compared to Louisiana and the U.S. during the four year period. Over the next five years, Caddo Parish’s population and households are projected to continue to grow at approximately the same rates as the first part of the decade. Similarly, Louisiana and the U.S. are projected to sustain comparable growth rates in population and households over the next five years.

Median household income in Caddo Parish was slightly below Louisiana’s median household income, with both the parish and state measures falling well below the U.S. median household income. Similarly, per capita income for Caddo Parish and Louisiana were less than per capita income for the U.S., with Caddo Parish maintaining a slightly higher per capita income compared to Louisiana’s per capita income. A relatively low cost of living, as well as slower population growth, were considered to be factors that contributed to the comparatively lower income measures indicated for Caddo Parrish and Louisiana. Caddo Parish’s median household income is projected to increase at a 3.1% annual rate over the next five years, which exceeded the U.S. and Louisiana projected growth rates for household income. Household income distribution measures further imply that the cost of living in the primary market area is relatively low, with 36.5% of the households in Caddo Parish reporting income of less than $25,000 compared to 35.3% of Louisiana households and 24.7% of U.S. households.

National Economic Factors

The future success of the Association’s operations is partially dependent upon various national and local economic trends. The recovery in the national economy showed signs of accelerating in third quarter of 2003, based on third quarter GDP growth of 8.2%. Job growth pushed the national unemployment rate down to 6.0% in October and 5.9% in November. Employment gains were aided by a pick-up in manufacturing activity, which was attributable to a surge in new orders. Despite the pick-up in economic activity, inflation remained low as core

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consumer prices fell in November for the first time since 1982. The December national unemployment rate unexpectedly dropped to a 14-month low of 5.7%; however, the decline was attributable to workers exiting the labor force rather than new jobs beings created.

Economic data for January 2004 suggested that the economic recovery was gaining traction, as evidenced by a strong increase in U.S. industrial production for the month of January. Factory activity continued to rise in January and non-manufacturing activity grew for a tenth consecutive month in January 2004. The U.S. unemployment rate fell to a two-year low of 5.6% in January, as the pace of job growth picked-up. However, consumer confidence slipped in February, as hiring activity continued to lag the pace of the economic recovery. Employment data for February showed that jobs were added but well below expectations and the unemployment rate was unchanged at 5.6%. A stronger than expected increase in U.S. industrial production in February and initial jobless claims falling to their lowest level in three years in mid-March provided further indications that the U.S. economy was improving. Housing starts slowed in February for a second straight month, but demand for new homes remained strong. The March unemployment rate edged up to 5.7%, although job growth for the month was the strongest in four years and for the first time in 44 months there was no decline in manufacturing jobs. March economic data also showed manufacturing activity accelerating, a strong increase in retail sales, a surge in housing starts and new home sales, and a strong increase in durable-goods orders.

The economy in general showed signs of improving going into the second quarter of 2004, even though first quarter GDP growth increased at a slower than expected 3.9% annual rate. Job growth in April exceeded expectations, as the economy created 288,000 new jobs and the national unemployment rate fell to 5.6% in April. Some other economic data for April was not as strong, as higher interest rates slowed new housing starts and sales of new homes. Orders for durable goods also fell in April, while fears of higher interest rates fueled a strong increase in home resales during April. Job growth remained strong in May, including in the manufacturing sector. An additional 248,000 jobs were created in May, bringing the three month total of jobs added to almost one million – the biggest three month increase since 2000. The May unemployment rate remained at 5.6%, as more people entered the labor market looking for work. Despite higher mortgage rates, sales of new and existing homes surged to record highs in May.

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Consumer spending rose 1.0% in May, which was the largest increase since October 2001. However, orders for durable goods posted an unexpected decline in May, resulting in the first back-to-back month drops in durable goods orders since the end of 2002.

The economy showed signs of slowing at the end of the second quarter of 2004, as higher energy prices reduced consumer spending. Retail sales, industrial production and housing starts all fell in June. Job growth was also less than anticipated in June and the unemployment rate remained unchanged at 5.6% for the third straight month. The index of leading indicators fell in June for the first time in over a year and second quarter GDP declined to a 3.0% annual growth rate. Surging oil prices continued to hamper the U.S. economy during July, as employers added just 32,000 jobs in July. Despite modest job growth, the July unemployment rate dropped to 5.5%. A decline in July new home sales and only a modest gain in July durable goods orders further suggested that the economy had hit a soft patch.

In terms of interest rate trends over the past year, weak employment data for August 2003 provided a boost to the bond market in early-September. U.S. Treasury bonds continued to strengthen through mid-September, as the Federal Reserve left interest rates unchanged and indicated they would remain low, as government data showed underlying inflation at a 37-year low. Weaker than expected economic data that showed a decline in consumer confidence and a slow down in manufacturing activity further contributed to the decline in Treasury yields at the close of the third quarter.

The decline in interest rates was reversed in the fourth quarter, as data indicating that the economic recovery was strengthening pushed Treasury yields higher during October and early-November 2003. Indications that the Federal Reserve would keep interest rates low and favorable inflation data served to push interest rates lower in mid-November. Treasury yields moved up again in early-December, largely on the basis of economic data that showed an increase in manufacturing activity and the Federal Reserve’s more upbeat assessment of the economy. The Federal Reserve concluded its December meeting with no change in the federal funds target rate of 1% and indicated that low interest rate levels could be maintained for a considerable period. Favorable inflation data supported a relatively stable interest rate environment at the close of 2003.

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Treasury bonds rallied at the beginning of 2004 on news of a weaker than expected December employment report, which showed job creation far below forecasted levels. In late-January, the Federal Reserve concluded to leave short-term interest rates unchanged at a 45-year low of 1%, but dropped its commitment to keep rates low for a considerable period of time. The change in the Federal Reserve’s wording pushed Treasury yields higher at the end of January and into early-February. Following the spike-up in bond yields, interest rates eased lower into mid-February as January employment data showed that job growth remained less than robust. Interest rates stabilized during the second half of February, with the yield on the 10-year Treasury note edging below 4.0% at the end of the month. A weaker than expected employment report for February sparked a rally in Treasury bonds in early-March, as the lack of meaningful job growth raised expectations that the Federal Reserve would not increase rates anytime soon. The Federal Reserve left rates unchanged at its mid-March meeting, indicating that it could be patient about increasing rates because of low inflation, unused factory capacity and limited job growth. Treasury yields dropped to an eight month low following the Federal Reserve meeting and then eased higher through the end of March on indications that the economy was getting stronger.

The upward trend in interest rates continued into the beginning of the second quarter of 2004, as strong economic data increased expectations that the Federal Reserve would increase interest rates. Bond yields were also pushed higher by signs of inflation coming back into the economy, as the consumer price index for March rose 0.5%. March economic data that showed a strengthening economy pressured bond yields higher through the end of April. Robust job growth in April sharpened the sell-off in long-term Treasurys during the first half of May, reflecting increased expectations that the Federal Reserve would raise interest rates soon. Treasury yields eased lower during mid-May, as investors shifted money to the relative safety of bonds in reaction to India’s election results and the assassination of the head of the Iraqi Governing Council. Strong job growth reflected in the May employment data and growing inflation concerns reversed the downward trend in bond yields during the first half of June, with the yield on the 10-year U.S. Treasury note hitting a two year in mid-June. Bond yields stabilized ahead of the Federal Reserve meeting at the end of June, as only a moderate increase in core consumer prices during May served to subdue concerns of a sharp rise in inflation. The

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Federal Reserve’s decision to raise its short-term rate from 1.0% to 1.25% provided a boost to bond prices at the close of the second quarter, as the Federal Reserve indicated that it would continue to raise the federal funds rate a quarter-point at a time.

Signs of slower economic growth and a smaller than expected increase in June consumer prices served to stabilize interest rates through most of July 2004. Bond yields declined during the first half of August, as higher oil prices slowed the pace of economic expansion. The Federal Reserve raised short-term rates a quarter-point to 1.5% in August and signaled that more increases were in store for 2004, based on expectations that the slowdown in the economy would only be temporary. Interest rates stabilized during mid- and late-August. As of August 27, 2004, one- and 10-year U.S. government bonds were yielding 1.97% and 4.22%, respectively, versus comparable year ago yields of 1.29% and 4.54%. Exhibit II-2 provides historical interest rate trends from 1995 through August 27, 2004.

Local Economy

The Association’s primary market area has a fairly diversified local economy, with employment in services, government and wholesale/retail trade as the basis of the local economy. Caddo Parish has had limited job growth in recent years, which has contributed to Caddo Parish’s relatively weak population growth. Total employment in Caddo Parish approximated 149,000 jobs in 2002, which was only a 1.1% increase since 1998. However, Caddo Parish experienced a decline in employment from 2001 to 2002, primarily as the result of a decline in manufacturing jobs.

Table 2.2

Caddo Parish Employment Sectors(1)

Employment Sectors	% of Labor Force
Services	41.4%
Government	15.3
Wholesale/Retail Trade	14.7
Finance, insurance and real estate	7.1
Manufacturing	7.0
Construction	4.9

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Table 2.2(continued)

Caddo Parish Employment Sectors(1)

Employment Sectors	% of Labor Force
Mining	3.4
Other	6.2

100.0%

(1)	As of 2002.

Source: Regional Economic Information System Bureau of Economic Analysis.

Comparative unemployment rates for Caddo Parish, as well as for the U.S. and Louisiana, are shown in Table 2.3. Caddo Parish’s June 2004 unemployment rate of 7.2% was higher than the comparable U.S. and Louisiana unemployment rates, but was notably lower compared to its June 2003 unemployment rate of 8.6%. The decline in Caddo Parish’s unemployment rate implies that the local economy has participated in the national economic recovery. Unemployment rates for the U.S. and Louisiana were also lower in June 2004 compared to a year ago.

Table 2.3

Unemployment Trends(1)

Region	June 2003 Unemployment	June 2004 Unemployment
United States	6.5%	5.8%
Louisiana	7.9	6.9
Caddo Parish	8.6	7.2

(1)	Unemployment rates have not been seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics and Competition

The Association’s retail deposit base is closely tied to the economic fortunes of Caddo Parish and, in particular, the areas of the parish that are nearby to one of Home Federal’s branches. Table 2.4 displays deposit market trends from June 30, 2000 through June 30, 2003 for Home Federal, as well as for all commercial bank and savings institution branches located in

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Table 2.4

Home Federal Savings and Loan Association

Deposit Summary

	As of June 30,
	2000			2003			Deposit
	Deposits	Market Share	# of Branches	Deposits	Market Share	# of Branches	Growth Rate 2000-2003
	(Dollars in Thousands)						(%)
State of Louisiana	$46,444,471	100.0%	1,476	$52,625,735	100.0%	1,511	4.3%
Commercial Banks	43,184,949	93.0%	1,365	49,135,301	93.4%	1,403	4.4%
Savings Institutions	3,259,522	7.0%	111	3,490,434	6.6%	108	2.3%
Caddo Parish	$2,578,948	100.0%	69	$2,652,066	100.0%	66	0.9%
Commercial Banks	2,496,602	96.8%	66	2,580,676	97.3%	63	1.1%
Savings Institutions	82,346	3.2%	3	71,390	2.7%	3	-4.6%
Home FS&LA	82,346	3.2%	3	71,390	2.7%	3	-4.6%

Source: FDIC

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Caddo Parish and Louisiana. The data indicates that bank and thrift deposits in Caddo Parish increased at a 0.9% annual rate from June 30, 2000 through June 30, 2003, which was less than comparable Louisiana annual growth rate of 4.3%. Consistent with the state of Louisiana, banks maintained a significantly larger market share of deposits than savings institutions in Caddo Parish. The larger deposit market share maintained by commercial banks was supported by their significantly larger branch presence, as the three branches maintained by Home Federal accounted for the only thrift branches located in Caddo Parish.

The Association’s $71.4 million of deposits at June 30, 2003 represented a 2.7% market share of bank and thrift deposits maintained in Caddo Parish. Home Federal’s deposits declined at a 4.6% annual rate from June 30, 2000 through June 30, 2003, which resulted in a reduction in the Association’s deposit market share from 3.2% to 2.7% for the three year period.

The Association faces notable competition in both deposit gathering and lending activities, including direct competition with several financial institutions that primarily have a local or regional presence. Securities firms, credit unions and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as Home Federal. With regard to lending competition, the Association encounters the most significant competition from the same institutions providing deposit services. In addition, the Association competes with mortgage companies and independent mortgage brokers for mortgage loan market share. Table 2.5 lists the Association’s largest competitors in Caddo Parish, based on deposit market share as noted parenthetically. As of June 30, 2003, the Association’s 2.7% deposit market share re represented the sixth largest market share of deposits in Caddo Parish.

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Table 2.5

Home Federal Savings and Loan Association

Market Area Deposit Competitors

Location	Name
Caddo Parish	Hibernia Corp. (29.6%)
J. P. Morgan Chase & Co. (27.3%)
AmSouth Bancorp (23.5%)
Home Federal (2.7%) - Rank of 6

Sources: SNL Financial and FDIC.

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III. PEER GROUP ANALYSIS

This chapter presents an analysis of Home Federal’s operations versus a group of comparable companies (the “Peer Group”) selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of Home Federal is provided by these public companies. Factors affecting the Association’s pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between Home Federal and the Peer Group, will then be used as a basis for the valuation of Home Federal’s to-be-issued common stock.

Peer Group Selection

The mutual holding company form of ownership has been in existence in its present form since 1991. As of the date of this appraisal, there were approximately 19 publicly-traded institutions operating as subsidiaries of MHCs. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) guaranteed minority ownership interest, with no opportunity of exercising voting control of the institution in the MHC form of organization; (3) the potential impact of “second-step” conversions on the pricing of public MHC institutions; (4) the regulatory policies regarding the dividend waiver by MHC institutions; and (5) most MHCs have formed mid-tier holding companies, facilitating the ability for stock repurchases, thus improving the liquidity of the stock on an interim basis. We believe that each of these factors has an impact on the pricing of the shares of MHC institutions, and that such factors are not reflected in the pricing of fully-converted public companies.

Given the unique characteristics of the MHC form of ownership, RP Financial concluded that the appropriate Peer Group for Home Federal’s valuation should be comprised of subsidiary institutions of mutual holding companies. The selection of publicly-traded mutual holding companies for the Association’s Peer Group is consistent with the regulatory guidelines and other recently completed MHC transactions. Further, the Peer Group should be comprised of

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only those MHC institutions whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is regular and reported. We believe non-listed MHC institutions are inappropriate for the Peer Group, since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and may not be a reliable indicator of market value. We have excluded from the Peer Group those public MHC institutions that are currently pursuing a “second-step” conversion and/or companies whose market prices appear to be distorted by speculative factors or unusual operating conditions. MHCs which have recently completed a minority stock offering have been excluded as well, due to the lack of a seasoned trading history and insufficient quarterly financial data that includes the impact of the offering proceeds. The universe of all publicly-traded institutions is included as Exhibit III-1.

Basis of Comparison

This appraisal includes two sets of financial data and ratios for the Peer Group institutions. The first set of financial data reflects the actual book value, earnings, assets and operating results reported by the Peer Group institutions in its public filings inclusive of the minority ownership interest outstanding to the public. The second set of financial data, discussed at length in the following chapter, places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a “fully-converted” basis through assuming the sale of the majority shares held by the MHCs in public offerings based on their current trading prices and standard assumptions for a thrift conversion offering. Throughout the appraisal, the adjusted figures will be specifically identified as being on a “fully-converted” basis. Unless so noted, the figures referred to in the appraisal will be actual financial data reported by the Peer Group institutions.

Both sets of financial data have their specific use and applicability to the appraisal. The actual financial data, as reported by the Peer Group companies and reflective of the minority interest outstanding, will be used in Chapter III to make financial comparisons between the Peer Group and the Association. The differences between the Peer Group’s reported financial data and the financial data of Home Federal are not significant enough to distort the conclusions of

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the comparison (in fact, such differences are greater in a standard conversion appraisal). The adjusted financial data (fully-converted basis) will be more fully described and quantified in the pricing analysis discussed in Chapter IV. The fully-converted pricing ratios are considered critical to the valuation analysis in Chapter IV, because they place each Peer Group institution on a fully-converted basis (making their pricing ratios comparable to the pro forma valuation conclusion reached herein), eliminate distortion in pricing ratios between Peer Group institutions that have sold different percentage ownership interests to the public, and reflect the implied pricing ratios being placed on the Peer Group institutions in the market today to reflect the unique trading characteristics of publicly-traded MHC institutions.

Home Federal’s Peer Group

Under ideal circumstances, the Peer Group would be comprised of ten publicly-traded Louisiana-based MHC institutions with financial characteristics that are comparable to Home Federal’s measures. However, given the limited number of publicly-traded institutions in the MHC form of ownership, the selection criteria was necessarily broad-based and not confined to a particular geographic market area. In light of the relatively small asset size of the Association, the selection criteria used for the Peer Group was the ten smallest publicly-traded MHCs in terms of asset size. The asset sizes of the Peer Group companies ranged from $98 million to $789 million. The universe of all publicly-traded MHC institutions, exclusive of institutions that have announced second-step conversions, is included as Exhibit III-2 and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies.

Unlike the universe of fully-converted publicly-traded thrifts, which includes approximately 196 companies, the universe of public MHC institutions is small, thereby reducing the prospects of a highly comparable Peer Group. Nonetheless, because the trading characteristics of public MHC institution shares are significantly different from those of fully-converted companies, public MHC institutions were the most appropriate group to consider as Peer Group candidates for this valuation. Relying solely on full stock public companies for the Peer Group would not capture the difference in current market pricing for public MHC

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institutions and thus could lead to distorted valuation conclusions. The federal regulatory agencies have previously concurred with this selection procedure of the Peer Group for MHC valuations. To account for differences between Home Federal and the MHC Peer Group in reaching a valuation conclusion, it will be necessary to make certain valuation adjustments. The following discussion addresses financial similarities and differences between Home Federal and the Peer Group.

Table 3.1 on the following page lists key general characteristics of the Peer Group companies. Although there are differences among several of the Peer Group members, by and large they are well-capitalized and profitable institutions and their decision to reorganize in MHC form suggests a commonality of operating philosophy. Importantly, the trading prices of the Peer Group companies reflect the unique operating and other characteristics of public MHC institutions. While the Peer Group is not exactly comparable to Home Federal, we believe such companies form a good basis for the valuation of Home Federal, subject to certain valuation adjustments.

In aggregate, the Peer Group companies maintain a higher level of capitalization relative to the universe of all public thrifts (11.86% of assets versus 10.70% for the all public average), generate lower earnings on a return on average assets basis (0.65% ROAA versus 0.82% for the all public average), and generate a lower return on equity (5.30% ROE versus 8.76% for the all public average). The summary table below underscores the key differences, particularly in the average pricing ratios between full stock and MHC institutions (both as reported and on a fully-converted basis).

	All Publicly-Traded	Peer Group Reported Basis	Fully Converted Basis (Pro Forma)
Financial Characteristics (Averages)
Assets ($Mil)	2,907	367	412
Equity/Assets (%)	10.70%	11.86%	22.14
Return on Assets (%)	0.82	0.65	0.70
Return on Equity (%)	8.76	5.30	3.08

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Table 3.1

Peer Group of Publicly-Traded Thrifts

September 7, 2004(1)

Ticker	Financial Institution	Exchg.	Primary Market	Operating Strat. (2)	Total Assets	Offices	Fiscal Year	Conv. Date	Stock Price	Market Value
									($)	($Mil)
WFD	Westfield Fin1 MHC of MA (46.5)	AMEX	Southwestern MA	Thrift	789	10	12-31	12/01	21.80	219
BCSB	BCSB Bankcorp MHC of MD (36.4)	OTC	Northeast MD	Thrift	750	16	09-30	07/98	15.59	92
ONFC	Oneida Fincl MHC of NY (42.4)	OTC	Central NY	Thrift	431	9	12-31	12/98	11.86	89
ALLB	Alliance Bank MHC of PA (20.0)	OTC	Southeastern PA	Thrift	383	8	12-31	03/95	29.00	100
PBHC	Pathfinder BC MHC of NY (35.3) (3)	OTC	Central NY	Thrift	300	6	12-31	11/95	16.08	39
GCBC	Green Co Bcrp MHC of NY (43.9)	OTC	Southeast NY	Thrift	285	6	06-30	12/98	32.81	67
JXSB	Jcksnville Bcp MHC of IL (46.8)	OTC	Central IL	Thrift	266	8	12-31	04/95	15.25	30
ROME	Rome Bncp Inc MHC of NY (38.5)	OTC	Central NY	Thrift	265	4	12-31	10/99	29.00	123
WCFB	Wbstr Cty Fed MHC of IA (39.0)	OTC	Central IA	Thrift	105	1	12-31	08/94	13.50	51
GOV	Gouverneur Bcp MHC of NY (42.5)	AMEX	Northern NY	Thrift	98	2	09-30	03/99	12.88	29

NOTES:	(1) Or most recent date available (M=March, S=September, D=December, J=June, E=Estimated, and P=Pro Forma)

(2) Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified, and Ret.=Retail Banking.

(3) FDIC savings bank institution.

Source:	Corporate offering circulars, data derived from information published in SNL Securities Quarterly Thrift Report, and financial reports of publicly-traded thrifts.

Date of Last Update: 09/07/04

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	All Publicly-Traded		Peer Group Reported Basis		Fully Converted Basis (Pro Forma)
Pricing Ratios (Averages)(1)
Price/Earnings (x)	17.44	x	26.37	x	27.24	x
Price/Book (%)	157.82%		218.55%		99.83%
Price/Assets (%)	16.77		25.96		22.41

(1)	Based on market prices as of August 27, 2004.

The following sections present a comparison of Home Federal’s and the Peer Group’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Home Federal and the Peer Group. Home Federal’s and the Peer Group’s ratios reflect balances as of June 30, 2004, unless otherwise indicated for the Peer Group companies. Home Federal’s net worth base of 18.1% was above the Peer Group’s average net worth ratio of 11.9%. Accordingly, with the addition of the net stock proceeds realized from the public offering, the Association will maintain a significantly higher equity-to-assets ratio than the Peer Group. All of the Association’s capital consisted of tangible capital, while the Peer Group’s capital included intangibles equal to 0.6% of assets. Home Federal’s significantly higher pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. However, at the same time, Home Federal’s higher pro forma capitalization will likely result in a very low return on equity in the intermediate-term. The Association’s regulatory capital ratios were also above the comparable Peer Group ratios.

The interest-earning asset compositions for the Association and the Peer Group were somewhat different, as the Association’s interest-earning asset composition reflected a significantly lower concentration of loans in comparison to the Peer Group. The Association’s loans-to-assets ratio equaled 23.8%, versus a comparable ratio of 58.3% for the Peer Group.

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Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of June 30, 2004

	Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
	Cash & Equivalents	MBS & Invest	Loans	Deposits	Borrowed Funds	Subd. Debt	Net Worth	Goodwill & Intang	Tng Net Worth	MEMO: pref. Stock	Assets	MBS, Cash & Investments	Loans	Deposits	Borrows. & Subdebt	Net worth	Tng Net Worth	Tangible	Core	Reg. Cap.
Home Federal
June 30, 2004	4.5	69.8	23.8	71.2	10.2	0.0	18.1	0.0	18.1	0.0	-5.06	6.94	-31.40	-4.56	7.98	-9.61	-9.61	19.45	19.45	71.21
All Public Companies	3.8	23.6	67.8	66.5	20.8	0.7	10.7	0.8	9.9	0.0	10.84	1.38	12.31	7.93	19.14	2.35	2.06	9.43	9.41	16.77
State of LA	2.4	38.0	55.8	65.4	22.3	0.0	11.8	0.0	11.8	0.0	4.65	-6.65	15.42	6.38	13.23	-4.47	-4.47	10.61	10.61	21.49
Comparable Group Average	5.6	30.8	58.3	76.2	10.4	0.5	11.9	0.6	11.2	0.0	4.48	-0.97	4.94	3.50	22.56	-2.97	-3.39	13.36	12.01	22.17
Mid-Atlantic Companies	4.4	29.3	60.5	75.3	12.3	0.7	10.7	0.7	10.0	0.0	6.70	-1.87	8.34	6.02	15.07	-2.29	-2.79	11.52	11.08	18.64
Mid-West Companies	8.9	29.9	57.1	78.2	5.8	0.0	14.4	0.6	13.8	0.0	0.21	2.86	-2.98	-0.83	0.00	-3.47	-3.85	19.48	13.06	28.15
Other Comparative Companies	6.8	43.5	45.1	78.6	5.9	0.0	14.8	0.0	14.8	0.0	-2.52	-2.37	-3.00	-5.43	90.00	-6.70	-6.70	14.59	14.59	27.89
Comparable Group
Mid-Atlantic Companies
ALLB Alliance Bank MHC of PA (20.0)	6.7	33.6	54.0	74.0	16.1	0.0	9.2	0.0	9.2	0.0	-0.47	-12.36	8.30	-0.62	-0.01	0.01	0.01	NM	9.32	16.89
BCSB BCSB Bankcorp MHC of MD (36.4)	2.2	44.5	48.9	77.6	13.2	3.1	5.4	0.4	5.0	0.0	17.23	40.36	-1.96	6.31	NM	-12.42	-13.07	7.21	7.21	15.24
GOV Gouvarneur Bcp MHC of NY(42.5)	2.9	15.1	75.9	61.7	18.4	0.0	18.2	0.0	18.2	0.0	10.36	-34.53	24.94	6.31	47.54	1.66	1.66	17.70	17.70	32.02
GCBC Green Co Bcrp MHC of NY (43.9)	7.5	37.4	52.3	85.6	3.5	0.0	10.5	0.0	10.5	0.0	10.75	8.36	12.65	11.77	25.00	2.41	2.41	NM	NM	NM
ONFC Oneida Fincl MHC of NY (42.4)	2.7	39.4	47.8	71.7	16.2	0.0	11.3	3.1	8.2	0.0	0.35	-4.77	4.09	2.13	-2.13	-3.02	-6.59	7.96	7.96	13.39
PBHC Pathfinder BC MHC of NY (35.3)	4.8	25.7	61.7	78.0	12.1	1.7	7.0	1.5	5.5	0.0	5.94	23.65	-1.94	14.34	-13.80	-1.92	-1.14	NM	NM	NM
ROME Rome Bncp Inc MHC of NY (38.5)	4.0	9.1	82.8	78.2	6.9	0.0	13.4	0.0	13.4	0.0	2.78	-33.79	12.32	1.89	33.84	-2.78	-2.78	13.20	13.20	15.65
Mid-West Companies
JXSB Jcksnville Bcp MHC of IL(46.8)	2.3	43.3	48.3	88.7	2.4	0.0	7.2	1.1	6.1	0.0	1.78	11.14	-6.44	0.67	NM	-7.15	-7.97	NM	6.64	13.35
WCFB Wbstr Cty Fed MHC of IA (39.0)	15.5	16.6	65.9	67.7	9.3	0.0	21.5	0.1	21.4	0.0	-1.36	-5.42	0.49	-2.33	0.00	0.22	0.26	19.48	19.48	42.95
New England Companies
WFD Westfield Finl MHC of MA(46.5)	6.8	43.5	45.1	78.6	5.9	0.0	14.8	0.0	14.8	0.0	-2.52	-2.37	-3.00	-5.43	90.00	-6.70	-6.70	14.59	14.59	27.89

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright© 2004 by RP Financial, LC.

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Comparatively, the Association’s cash and investments-to-assets ratio of 74.3% was well above the comparable ratio for the Peer Group of 36.4%, as the Association’s significantly higher ratio of investment securities more than offset the Peer Group’s slightly higher ratio of cash and cash equivalents. Overall, Home Federal’s interest-earning assets amounted to 98.1% of assets, which exceeded the comparable Peer Group ratio of 94.7%.

Home Federal’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition. The Association’s deposits equaled 71.2% of assets, which was slightly above the Peer Group’s ratio of 76.2%. Borrowings were utilized to a comparable degree by the Association and the Peer Group, as indicated by borrowings-to-assets ratios of 10.2% and 10.9% for Home Federal and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Association and the Peer Group, as a percent of assets, equaled 81.4% and 87.1%, respectively, with the Association’s lower ratio supported by maintenance of a higher capital position.

A key measure of balance sheet strength for a thrift institution is its interest-earning assets to interest-bearing liabilities (“IEA/IBL”) ratio. Presently, the Association’s IEA/IBL ratio is stronger than the Peer Group’s ratio, based on respective ratios of 120.5% and 108.7%. The additional capital realized from stock proceeds should serve to increase the Association’s IEA/IBL ratio, as the interest free capital realized in Home Federal’s stock offering is expected to be mostly deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Home Federal’s and the Peer Group’s growth rates are based on growth for the twelve month period ended June 30, 2004, unless otherwise indicated for the Peer Group companies. Home Federal’s assets declined by 5.1% during the twelve month period, versus 4.5% growth posted by the Peer Group. The Association’s asset shrinkage was the result of a decline in loans, which was partially offset by growth of cash and investments. Comparatively, asset growth for the Peer Group was realized through loan growth, which was partially negated by a slight decline in cash and investments. Overall, the Peer Group’s asset growth measures, as well as composition of interest-earning assets, would tend to indicate greater earnings growth potential relative to the Association’s measures.

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Asset shrinkage and increased utilization of borrowings funded a 4.6% decline in the Association’s deposits. Growth of deposits and increased borrowings funded the Peer Group’s asset growth, with a higher growth rate indicated for borrowings. Deposit growth of 3.5% was recorded by the Peer Group, while the Peer Group’s growth rate for borrowings of 22.6% exceeded the Association’s borrowings growth rate of 8.0%. The Association experienced a 9.6% decline in capital during the twelve month period, as retained earnings for the period were more than offset by an unrealized loss on securities that are maintained as available for sale. Comparatively, the Peer Group posted a smaller reduction in capital for the twelve month period, despite recording a lower return on assets than the Association as well as incurring capital reductions through dividend payments and stock repurchases. The increase in capital realized from stock proceeds, as well as possible dividend payments and stock repurchases, will depress the Association’s capital growth rate following the stock offering.

Income and Expense Components

Table 3.3 displays comparable statements of operations for the Association and the Peer Group, based on earnings for the twelve months ended June 30, 2004, unless otherwise indicated for the Peer Group companies. Home Federal and the Peer Group reported net income to average assets ratios of 0.84% and 0.65%, respectively. Lower levels of operating expenses and loss provisions and a higher level of net gains accounted for the Association’s higher return. The Peer Group’s earnings reflected comparative earnings advantages with respect to higher levels of net interest income and non-interest operating income.

The Peer Group’s stronger net interest margin was realized through maintenance of a lower interest expense ratio, which was partially offset by the Association’s higher interest income ratio. Home Federal’s higher interest income ratio was facilitated by maintaining a higher concentration of assets in interest-earning assets, as well as maintaining a slightly higher yield on interest-earning assets (5.33% versus 5.26% for the Peer Group). Interest expense ratios for the Association and the Peer Group equaled 2.20% and 1.78% of average assets, respectively. The Peer Group’s lower interest expense ratio was supported by a lower cost of funds (2.06% versus 2.74% for the Association, which was partially offset by the Association’s lower level of

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Table 3.3

Income as a Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the Twelve Months Ended June 30, 2004

		Net Interest Income					Other Income				G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
	Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Loan Fees	R.E. oper.	Other Income	Total Other Income	G&A Expense	Goodwill Amort.	Net Gains	Extrao. Items	Yield On Assets	Cost Of Funds	Yid-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
Home Federal
June 30, 2004	0.84	5.25	2.20	3.05	0.00	3.05	0.00	0.00	0.04	0.04	2.12	0.00	0.29	0.00	5.33	2.74	2.59	5,315	33.36
All Public Companies	0.83	5.06	2.02	3.04	0.14	2.90	0.06	0.00	0.62	0.68	2.48	0.02	0.15	0.01	5.29	2.30	2.99	5,227	34.07
State of LA	0.65	5.04	2.49	2.54	0.03	2.52	0.02	0.00	0.89	0.91	2.63	0.00	0.11	0.00	5.24	2.87	2.37	3,828	32.28
Comparable Group Average	0.65	5.00	1.78	3.22	0.12	3.11	0.03	0.00	0.68	0.71	2.91	0.02	0.05	0.00	5.26	2.06	3.20	3,560	27.05
Mid-Atlantic Companies	0.64	5.08	1.76	3.33	0.11	3.21	0.02	0.00	0.78	0.80	3.14	0.02	0.04	0.00	5.37	2.01	3.36	3,427	24.22
Mid-West Companies	0.67	5.09	1.99	3.09	0.16	2.93	0.08	0.00	0.48	0.56	2.48	0.02	0.06	0.00	5.29	2.40	2.89	3,142	36.18
Other Comparable Companies	0.72	4.24	1.47	2.77	0.08	2.69	0.02	0.00	0.34	0.00	2.18	0.00	0.15	0.00	4.44	1.75	2.69	5,194	28.66
Comparable Group
Mid-Atlantic Companies
ALLB Alliance Bank MHC of PA (20.0)	0.63	5.23	2.09	3.14	0.10	3.03	0.01	0.02	0.32	0.35	2.71	0.00	0.01	0.00	5.52	2.33	3.20	4,845	7.00
BCSB BCSB Bankcorp MHC of MD (36.4)	0.09	4.55	2.30	2.25	0.07	2.17	0.03	-0.01	0.22	0.24	2.31	0.01	0.01	0.00	4.72	2.53	2.19	4,285	8.73
GOV Gouverneur Bcp MHC of NY (42.5)	0.89	5.65	1.77	3.89	0.11	3.78	0.00	-0.03	0.41	0.39	2.80	0.00	0.07	0.00	5.92	2.23	3.68	3,162	37.82
GCBC Green Co Bcrp MHC of NY (43.9)	1.08	4.92	1.24	3.67	0.04	3.63	0.00	0.00	1.04	1.04	3.13	0.00	0.00	0.00	5.05	1.41	3.64	NM	29.30
ONFC Oneida Fincl MHC of NY (42.4)	0.70	4.67	1.71	2.96	0.12	2.84	0.00	0.00	2.40	2.40	4.43	0.03	0.15	0.00	5.17	1.96	3.21	2,950	24.79
PBHC Pathfinder BC MHC of NY (35.3)	0.51	5.05	1.92	3.13	0.18	2.95	0.09	0.01	0.53	0.63	3.05	0.08	0.24	0.00	5.43	2.11	3.32	2,884	26.52
ROME Rome Bncp Inc MHC of NY (38.5)	0.58	5.51	1.27	4.25	0.15	4.10	0.00	0.00	0.53	0.53	3.51	0.00	-0.23	0.00	5.75	1.50	4.26	2,434	35.35
Mid-West Companies
JXSB Jcksnville Bcp MHC of IL (46.8)	0.26	4.70	1.93	2.78	0.32	2.45	0.15	0.00	0.62	0.77	2.90	0.03	0.12	0.00	5.00	2.12	2.88	2,253	36.91
WCFB Wbstr Cty Fed MHC of IA (39.0)	1.08	5.47	2.06	3.41	0.00	3.41	0.00	-0.01	0.35	0.34	2.06	0.01	0.00	0.00	5.58	2.67	2.91	4,031	35.44
New England Companies
WFD Westfield Finl KHC of MA (46.5)	0.72	4.24	1.47	2.77	0.08	2.69	0.02	0.00	0.34	0.36	2.18	0.00	0.15	0.00	4.44	1.75	2.69	5,194	28.66

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided In this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright © 2004 by RP Financial, LC.

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Page 3.11

interest-bearing liabilities funding assets. Overall, Home Federal and the Peer Group reported net interest income to average assets ratios of 3.05% and 3.22%, respectively.

In another key area of core earnings strength, the Association maintained a lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Association and the Peer Group reported operating expense to average assets ratios of 2.12% and 2.93%, respectively, inclusive of amortization of goodwill and other intangibles. In general, the Association’s lower operating expense ratio is supported by the more limited staffing needs that result from maintaining an interest-earning asset composition that is highly concentrated in investments and the lack of any significant diversification into areas that generate income from non-interest earnings sources including maintenance of only a nominal balance of off-balance sheet loan servicing. Consistent with the Association’s lower operating expense ratio and less diversified operations, Home Federal maintained a comparatively lower number of employees relative to its asset size. Assets per full time equivalent employee equaled $5.3 million for the Association, versus a comparable measure of $3.6 million for the Peer Group. On a post-offering basis, the Association’s operating expenses can be expected to increase with the addition of stock benefit plans and expenses related to operating as a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, Home Federal’s capacity to leverage operating expenses will be significantly greater than the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Association’s earnings strength was greater than the Peer Group’s. Expense coverage ratios posted by Home Federal and the Peer Group equaled 1.44x and 1.10x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

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Sources of non-interest operating income provided a significantly larger contribution to the Peer Group’s earnings, with such income amounting to 0.71% and 0.04% of the Peer Group’s and Home Federal’s average assets, respectively. The Association’s relatively low earnings contribution realized from non-interest operating income highlights its implementation of a traditional thrift operating strategy, in which diversification into areas that generate revenues from non-interest sources has been very limited. Taking non-interest operating income into account in comparing the Association’s and the Peer Group’s earnings, Home Federal’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 68.6% compared favorably to the Peer Group’s efficiency ratio of 74.0%.

Loan loss provisions had a larger impact on the Peer Group’s earnings, as no loss provisions were established by the Association during the twelve month period. Comparatively, loss provisions established by the Peer Group equaled 0.12% of average assets. The higher level of loss provisions established by the Peer Group was consistent with its greater degree of diversification into higher risk types of lending (see Table 3.4), as well as the Peer Group’s higher ratio of total loans-to-assets.

Net gains realized from the sale of assets were a larger contributor to the Association’s earnings, with such gains amounting to 0.29% and 0.05% of average assets for Home Federal and the Peer Group, respectively. Typically, gains and losses generated from the sale of assets are viewed as earnings with a relatively high degree of volatility and, thus, are substantially discounted in the evaluation of an institution’s core earnings. In the case of Home Federal, the gains were in part derived through selling fixed rate loans into the secondary market, which is considered to be an ongoing activity for the Association during low interest rate environment periods such that prevailed during the twelve month period ended June 30, 2004. Likewise, the gains recorded by the Peer Group included gains derived from the sale of fixed rate loans into the secondary market, which is also considered an ongoing activity for the majority of the Peer Group companies. Accordingly, such gains warrant some consideration as a core earnings factor for the Association and the Peer Group, but are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income. However, most of the gains realized by the Association for the twelve month period were

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attributable to gains resulting from the sale of investments, which is not considered to be a core earnings factor. Extraordinary items were not a factor in either the Association’s or the Peer Group’s earnings.

Taxes had a larger impact on the Association’s earnings, as Home Federal and the Peer Group posted effective tax rates of 33.4% and 27.1%, respectively.

Loan Composition

Table 3.4 presents data related to the Association’s and the Peer Group’s loan portfolio compositions and investment in mortgage-backed securities. The Association’s loan portfolio composition reflected a significantly higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (88.3% of assets versus 47.0% for the Peer Group). The Association’s higher ratio was attributable to maintaining a higher concentration of mortgage-backed securities, as the Peer Group’s ratio of 1-4 family permanent mortgage loans was higher than the Association’s ratio. Given the Association’s general philosophy of selling loans on a servicing released basis, loans serviced for others represented a more significant off-balance sheet item for the Peer Group. Loans serviced for others equaled 9.7% of the Peer Group’s assets, which was a factor that contributed to the Peer Group’s higher level of non-interest operating income. Comparatively, the Association maintained only a nominal balance of loans serviced for others. The Peer Group’s balance of loans serviced for others translated into a modest balance of servicing intangibles.

Diversification into higher risk types of lending was more significant for the Peer Group companies on average. Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Peer Group (10.9% of assets), followed by commercial business loans (5.2% of assets). The Association’s lending diversification consisted primarily of consumer loans (2.1% of assets), with other areas of lending diversification being very limited. Accordingly, lending diversification for the Peer Group was more significant in all loan types. The Peer Group’s more significant diversification into higher risk types of lending and higher concentration of assets maintained in loans compared to lower risk weighted

RP FINANCIAL, LC.

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RP FINANCIAL, LC.

Financial Services Industry Consultants

1700 North Moore Street, Suite 2210

Arlington, Virginia 22209

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Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of June 30, 2004

	Portfolio Composition as a Percent Assets
Institution	MBS	1-4 Family	Constr. & Land	5+Unit Comm RE	Commerc. Business	Consumer	RWA/ Assets	Serviced For Others	Servicing Assets
	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
Home Federal	66.45	21.85	0.00	0.11	0.00	2.10	28.14	209	0
All Public Companies	12.48	36.83	4.93	15.54	3.63	3.89	60.17	744,440	9,241
State of LA	17.71	36.04	3.89	10.50	3.15	0.94	52.69	3,972	0
Comparable Group Average	11.81	35.17	1.22	10.89	5.21	5.02	56.10	35,447	176
Comparable Group
ALLB Alliance Bank KHC of PA (20.0)	6.15	23.31	1.79	27.89	0.96	1.42	58.80	3,200	0
BCSB BCSB Bankcorp MHC of MD (36.4)	21.61	27.77	1.18	7.52	10.61	1.19	48.14	22,195	0
GOV Gouverneur Bcp MHC of NY (42.5)	9.69	54.73	1.47	4.38	9.09	4.21	55.09	0	0
GCBC Green Co Bcrp MHC of NY (43.9)	20.47	40.67	1.48	4.74	1.65	1.95	45.84	0	0
JXSB Jcksnville Bcp MHC of IL (46.8)	4.57	24.06	1.80	8.58	4.13	7.89	53.87	159,542	1,116
ONFC Oneida Fincl MHC of NY (42.4)	11.56	21.98	0.02	8.24	8.81	8.01	61.43	89,727	330
PBHC Pathfinder BC MHC of NY (35.3)	11.60	45.30	0.71	10.32	1.21	5.34	56.91	47,600	253
ROME Rome Bncp Inc MHC of NY (38.5)	1.20	40.62	1.74	19.00	10.52	8.18	88.77	4,270	0
WCFB Wbstr Cty Fed MHC of IA (39.0)	1.43	57.89	1.64	2.49	2.75	0.74	36.74	0	0
WFD Westfield Finl MHC of MA (46.5)	29.81	15.35	0.40	15.77	2.34	11.24	55.39	27,936	64

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright © 2004 by RP Financial, LC.

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Page 3.15

investments translated into a higher risk-weighted assets-to-assets ratio of 56.1%, as compared to the Association’s ratio of 28.1%.

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Association versus the Peer Group companies. In terms of balance sheet composition, Home Federal’s interest rate risk characteristics were considered to be more favorable than the Peer Group’s, as implied by the Association’s higher equity-to-assets and IEA/IBL ratios. The Association’s lower level of non-interest earning assets also represented an advantage with respect to capacity to generate net interest income and, in turn, limit the interest rate risk associated with the balance sheet On a pro forma basis, the infusion of stock proceeds should serve to provide the Association with more significant comparative advantages over the Peer Group’s balance sheet interest rate risk characteristics, particularly with respect to the increases that will be realized in Association’s equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Home Federal and the Peer Group. In general, there was a greater degree of volatility reflected in the quarterly changes in the Association’s net interest income ratios, based on the interest rate environment that prevailed during the period covered in Table 3.5. However, the stability of the Association’s net interest margin should be enhanced by the infusion of stock proceeds, since interest rate sensitive liabilities will be funding a lower portion of the Association’s assets.

Credit Risk

Overall, the credit risk associated with the Association’s balance sheet was considered to be less than the Peer Group’s, as implied by the Association more favorable credit quality measures for problem assets and less significant diversification into higher risk types of

RP Financial, LC.

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RP FINANCIAL, LC.

Financial Services Industry Consultants

1700 North Moore Street, Suite 2210

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Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of June 30, 2004 or Most Recent Date Available

	Balance Sheet Measures			Quarterly Change in Net Interest Income
Institution	Equity/ Assets	IEA/ IBL	Non-Earn. Assets/ Assets	06/30/04	03/31/04	12/31/03	09/30/03	06/30/03	03/31/03
	(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Home Federal	18.1	120.5	1.9	7	-22	-28	-36	61	-15
All Public Companies	9.9	108.7	4.7	-3	1	7	-4	-9	-4
State of LA	11.8	109.7	3.8	6	18	28	-13	-10	-35
Comparable Group Average	11.2	109.2	5.4	-3	3	7	-7	-17	-1

Comparable Group
ALLB Alliance Bank MHC of PA (20.0)	9.2	104.7	5.7	1	8	-3	26	-22	-12
BCSB BCSB Bankcorp MHC of MD (36.4)	5.0	101.8	4.4	8	-17	3	-35	-35	0
GOV Gouverneur Bcp MHC of NY (42.5)	18.2	117.2	6.1	-9	-7	22	1	-16	25
GCBC Green Co Bcrp MHC of NY (43.9)	10.5	109.1	2.7	-20	8	13	1	-11	9
JXSB Jcksnville Bcp MHC of IL (46.8)	6.1	103.2	6.0	-4	19	19	-17	-29	1
ONFC Oneida Fincl MHC of NY (42.4)	8.2	102.3	10.0	5	8	-5	-6	0	-7
PBHC Pathfinder BC MHC of NY (35.3)	5.5	100.5	7.7	-0	-27	16	-16	-10	19
ROME Roma Bncp Inc MHC of NY (38.5)	13.4	112.6	4.2	-4	16	-17	-5	-14	-17
WCFB Wbstr Cty Fed MHC of IA (39.0)	21.4	127.2	2.1	-2	2	-2	-0	-20	-24
WFD Westfield Finl MHC of MA (46.5)	14.8	112.9	4.6	-8	18	27	-17	-14	-8

NA=Change is greater than 100 basis points during the quarter.

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright © 2004 by RP Financial, LC.

RP Financial, LC.

Page 3.17

lending. Except for $2,000 of accruing loans that are more than 90 days past due, the Association did not hold any non-performing assets at June 30, 2004. Comparatively, as shown in Table 3.6, the Peer Group’s ratio of non-performing assets and accruing loans that are more than 90 days past due equaled 0.70% of assets. Non-performing loans for the Peer Group equaled 0.82% of loans. The Peer Group’s loss reserves as a percent of non-performing loans equaled 165.5%. Loss reserved maintained as percent of loans were comparable for the Association and the Peer Group (1.04% versus 1.00% for the Peer Group). The Association’s credit risk exposure was also considered to be more favorable with respect to not recording any net loan charge-offs for the twelve month period. Comparatively, net loan charge-offs recorded by the Peer Group equaled 0.12% of net loans receivable.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Home Federal. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP Financial, LC.

Page 3.18

RP FINANCIAL, LC.

Financial Services Industry Consultants

1700 North Moore Street, Suite 2210

Arlington, Virginia 22209

(703) 528-1700

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of June 30, 2004 or Most Recent Date Available

Institution	REO/ Assets	NPAs & 90 + Del/ Assets	NPLs/ Loans	Rsrves/ Loans	Rsrves/ NPLs	Rsrves/ NPAs & 90+Del	Net Loan Chargoffs	NLCs/ Loans
	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Home Federal	0.00	0.00	0.00	1.04	NM	NM	0	0.00
All Public Companies	0.09	0.55	0.62	0.96	227.51	191.28	294	0.14
State of LA	0.11	0.46	0.53	0.76	260.97	108.54	10	0.02
Comparable Group Average	0.16	0.70	0.82	1.00	165.49	136.00	108	0.12
Comparable Group
ALLB Alliance Bank MHC of PA (20.0)	0.98	1.42	0.54	1.22	227.36	47.09	459	-0.23
BCSB BCSB Bankcorp MHC of MD (36.4)	0.02	0.17	0.30	0.65	216.50	191.96	139	0.15
GOV Gouverneur Bcp MHC of NY (42.5)	0.16	0.86	0.92	0.95	103.04	84.36	2	0.01
GCBC Green Co Bcrp MHC of NY (43.9)	0.03	NA	NA	0.83	NA	NA	22	0.06
JXSB Jckanville Bcp MHC of IL (46.8)	0.17	1.05	1.73	1.60	92.90	74.67	253	0.78
ONFC Oneida Fincl MHC of NY (42.4)	0.02	0.17	0.30	1.09	360.60	316.97	61	0.12
PBHC Pathfinder BC MHC of NY (35.3)	0.10	1.11	1.61	0.98	60.88	55.29	47	0.10
ROME Rome Bncp Inc MHC of NY (38.5)	0.10	0.52	0.47	0.82	173.92	131.83	72	0.14
WCFB Wbstr Cty Fed MHC of IA (39.0)	0.00	NA	0.75	0.51	68.34	NA	0	0.00
WFD Westfield Finl MHC of MA (46.5)	0.00	0.33	0.72	1.33	185.86	185.86	27	0.03

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright © 2004 by RP Financial, LC.

RP Financial, LC.

Page 4.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology used to determine Home Federal’s estimated pro forma market value for purposes of pricing the minority stock. The valuation incorporates the appraisal methodology promulgated by the OTS and adopted in practice by the FDIC for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Association and the Peer Group, and determination of the Association’s pro forma market value utilizing the market value approach.

Appraisal Guidelines

The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution. The FDIC, state banking agencies and other Federal agencies have endorsed the OTS appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions. As previously noted, the appraisal guidelines for MHC offerings are somewhat different, particularly in the Peer Group selection process. Specifically, the regulatory agencies have indicated that the Peer Group should be based on the pro forma fully-converted pricing characteristics of publicly-traded MHCs, rather than on already fully-converted publicly-traded stock thrifts, given the unique differences in stock pricing of MHCs and fully-converted stock thrifts. Pursuant to this methodology: (1) a peer group of comparable publicly-traded MHC institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) the pro forma market value of the subject company is determined based on the market pricing of the peer group, subject to certain valuation adjustments based on key differences. In addition, the pricing characteristics of recent conversions and MHC offerings must be considered.

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Page 4.2

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed conversions and stock offerings of comparable MHCs, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses, based on either the Peer Group or the recent conversions and MHC transactions, cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

The pro forma market value determined herein is a preliminary value for the Association’s to-be-issued stock. Throughout the MHC process, RP Financial will: (1) review changes in the Association’s operations and financial condition; (2) monitor the Association’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending MHC offerings, and to a lesser extent, standard conversion offerings, both regionally and nationally. If material changes should occur prior to close of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Association and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Home Federal’s value, the market value of the stocks of public MHC institutions, or Home Federal’s value alone. To the extent a change in factors impacting the

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Association’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Association and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Association relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of Home Federal coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Association’s and the Peer Group’s financial strength are noted as follows:

•

Overall A/L Composition. The Association’s interest-earning asset composition was concentrated in investments, while loans accounted for the largest portion of the Peer Group’s interest-earning asset composition. Loan diversification was also more significant for the Peer Group. The smaller size of the Association’s loan portfolio relative to total assets and more limited diversification into higher risk types of loans provided for a lower risk weighted assets-to-assets ratio than maintained by the Peer Group. Home Federal’s funding composition reflected a slightly lower concentrations of deposits and a comparable concentration of borrowings relative to the Peer Group’s ratios. Overall, as a percent of assets, the Association maintained a higher level of interest-earning assets and a lower level of interest-bearing liabilities relative to the Peer Group’s ratios, which resulted in a higher IEA/IBL ratio for the Association. The infusion of stock proceeds should serve to increase the Association’s IEA/IBL ratio and, thus, widen the comparative advantage currently maintained by Home Federal relative to the Peer Group’s IEA/IBL ratio. For valuation purposes, the less favorable earnings

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Page 4.4

potential of the Association’s interest-earning asset composition is somewhat negated by its stronger pro forma IEA/IBL ratio. Accordingly, RP Financial concluded that no adjustment was warranted for the Association’s overall asset/liability composition.

•	Credit Quality. Given that the Association maintained only a nominal balance of non-performing loans, the Peer Group’s credit quality measures for non-performing assets and non-performing loans were not as favorable as the Association’s measures. Loss reserves as a percent of loans were comparable for the Association and the Peer Group. Net loan charge-offs were higher for the Peer Group and the Peer Group maintained a higher risk weighted assets-to-assets ratio. Overall, in comparison to the Peer Group, the Association’s measures imply a lower degree of credit exposure and, thus, RP Financial concluded that a moderate upward adjustment was warranted for the Association’s credit quality.

•	Balance Sheet Liquidity. The Association operated with a higher level of cash and investment securities relative to the Peer Group (74.3% of assets versus 36.4% for the Peer Group). Home Federal’s future borrowing capacity was considered to be comparable to the Peer Group’s, in light of the similar level of borrowings that were maintained by the Association and the Peer Group. Overall, after factoring the increase in liquidity that will initially be provided by the infusion of the net stock proceeds, RP Financial concluded that a slight upward adjustment was warranted for the Association’s balance sheet liquidity.

•	Funding Liabilities. The Peer Group maintained a slightly higher deposits-to-assets ratio than the Association, while borrowings comprised a similar portion of the Association’s and the Peer Group’s funding compositions. Overall, Home Federal had a higher cost of funds than the Peer Group’s. The Association currently maintains a lower level of interest-bearing liabilities than the Peer Group. Accordingly, following the stock offering, the increase in Home Federal’s capital position should serve to further lower the Association’s level of interest-bearing liabilities relative to the Peer Group’s. For purposes of this valuation, the Association’s higher cost of funds was offset by the Peer Group’s higher ratio of interest-bearing liabilities as a percent of assets. Accordingly, RP Financial concluded that no adjustment was warranted for Home Federal’s funding composition.

•	Capital. The Association operates with a higher pre-offering capital ratio than the Peer Group, 18.1% and 11.9% of assets, respectively. Accordingly, following the minority stock offering, Home Federal’s pro forma capital position will be well above the Peer Group’s equity-to-assets ratio. The Association’s higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses. Overall, RP Financial concluded that a slight upward adjustment was warranted for the Association’s pro forma capital position.

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Page 4.5

On balance, Home Federal’s balance sheet strength was considered to be more favorable than Peer Group’s, as implied by the more favorable credit quality, balance sheet liquidity and capital strength of the Association’s pro forma balance sheet. Accordingly, we concluded that a slight upward valuation adjustment was warranted for the Association’s financial strength.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•	Reported Earnings. The Association reported higher earnings on a ROAA basis (0.84% of average assets versus 0.65% for the Peer Group). Higher net gains and lower levels of operating expenses and loss provisions supported the Association’s higher return, which was partially offset by the Peer Group’s higher ratios for net interest income and non-interest operating income. A lower effective tax rate also represented an earnings advantage for the Peer Group. Reinvestment and leveraging of the net stock proceeds should enhance returns for the Association, but the pick-up in earnings will be somewhat offset by the increase in operating expenses that will result from the implementation of the stock benefit plans and expenses related to operating as a publicly-traded company with shareholders to report to. Additionally, the pick-up in pro forma earnings will be reduced by Louisiana share and franchise taxes that the Association will become subject to pursuant to Home Federal’s reorganization to the stock form of ownership. Overall, a slight upward adjustment was applied for the Association’s reported earnings.

•

Core Earnings. The Association’s and the Peer Group’s earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Association operated with a lower net interest margin, a lower operating expense ratio and a lower level of non-interest operating income. The Association’s lower net interest margin and lower level of operating expenses translated into a higher expense coverage ratio than maintained by the Peer Group (1.44x versus 1.10x for the Peer Group). Likewise, the Association’s lower operating expense ratio also provided for an efficiency ratio that was more favorable than the Peer Group’s ratio (68.6% versus 74.0% for the Peer Group). Loss provisions had a larger impact on the Peer Group’s earnings, as no loss provisions were established by the Association during the twelve month period analyzed. Overall, these measures, as well as the expected earnings benefits the Association should realize from the redeployment and leveraging of stock proceeds into interest-earning assets which will somewhat be negated by new expenses associated with the

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stock benefit plans, the Louisiana share and franchise taxes and operating as a publicly-traded company, indicate that the Association’s core earnings are stronger than the Peer Group’s. Therefore, RP Financial concluded that a slight upward adjustment should be applied for the Association’s core earnings.

•	Interest Rate Risk. Quarterly changes in the Association’s and the Peer Group’s net interest income to average assets ratios indicated that a higher degree of volatility was associated with the Association net interest margin. Additionally, the interest rate risk associated with the Association’s overall earnings was considered to be greater, in light of the Association’s less diversified operations into areas that generate non-interest operating income that would support sustainability of earnings during periods when net interest margins come under pressure as the result of higher interest rates. Other measures of interest rate risk, such as capital ratios, IEA/IBL ratios and the level of non-interest earning assets-to-total assets were more favorable for the Association, thereby indicating a lower dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the Association’s capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds and, thus, provide the Association with more significant comparative advantages relative to the Peer Group’s balance sheet ratios. Overall, RP Financial concluded that the interest rate risk associated with the Association’s earnings was comparable to the Peer Group’s earnings interest rate risk exposure and no valuation adjustment was necessary for this factor.

•	Credit Risk. Loan loss provisions were a larger factor in the Peer Group’s earnings, as no loss provisions were established by the Association for the twelve months ended June 30, 2004. In terms of future exposure to credit quality related losses, lending diversification into higher risk types of loans was greater for the Peer Group and the Peer Group maintained a higher concentration of assets in loans. The Association’s and the Peer Group’s credit quality measures indicated that the Association maintained a lower level of non-performing assets and a comparable level of loss reserves as a percent of loans. Overall, RP Financial concluded that a slight upward adjustment was warranted for this factor.

•	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, potential earnings growth that may be realized through balance sheet growth has been less favorable for the Association based on recent historical growth trends, particularly in the important area of higher yielding loan growth. Second, the infusion of stock proceeds will increase the Association’s earnings growth potential with respect to leverage capacity. Lastly, the Peer Group’s more diversified operations into areas that generate non-interest operating income provides greater earnings growth potential and sustainability of earnings during periods when net interest margins come under pressure as the result of higher interest rates. Overall, the Association’s earnings growth potential appears to be comparable to the Peer Group’s, and, thus, we concluded that no adjustment was warranted for this factor.

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•	Return on Equity. The Association’s return on equity will be well below the comparable averages for the Peer Group and the industry, owing to Home Federal’s relatively high pro forma capital position and low level of interest-earning assets maintained in higher yielding loans as opposed to lower yield cash and investments. In view of the lower capital growth rate that will be imposed by Home Federal’s lower ROE, we concluded that a moderate downward adjustment was warranted for the Association’s ROE.

Overall, a slight upward adjustment was applied for the Association’s profitability, growth and viability of earnings.

3.	Asset Growth

Recent asset growth trends for the Association and the Peer Group reflected more favorable growth characteristics for the Peer Group, as the Association experienced a 5.1% decline in assets and a 31.4% decline in loans for the twelve month period ended June 30, 2004. Comparatively, over the same time period, the Peer Group posted a 4.5% increase in assets and a 4.9% increase in loans. On a pro forma basis, the Association’s tangible equity-to-assets ratio will be well above the Peer Group’s tangible equity-to-assets ratio, indicating greater leverage capacity for the Association. On average, the demographic characteristics of the Association’s primary market area were considered to be comparable to the markets served by the Peer Group companies with respect to supporting growth opportunities. On balance, we concluded that the Association’s weaker historical growth trends were offset by its greater pro forma leverage capacity and, therefore, no adjustment was warranted for this factor.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Home Federal’s primary market area for loans and deposits is considered to be Caddo Parish, where the main office and all of its branches are located. Caddo Parish has experienced growth in population and households since 2000, with such growth being less than the comparable growth rates for Louisiana and the U.S. Household and per capita income measures for Caddo Parish were similar to the Louisiana measures.

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In comparison to the markets served by the Peer Group companies, Caddo Parish’s population growth was similar to the markets served by the Peer Group companies and, on average, the population size of the markets served by the Peer Group companies was comparable to the size of Caddo Parish’s population. Per capita income for the markets served by the Peer Group companies was on average higher than Caddo Parish’s per capita income, but lower as a percent of state per capita income. In general, the Peer Group companies maintained a stronger competitive position than the Association, as indicated by the higher deposit market share that was maintained by the Peer Group companies on average (17.5% versus 2.7% for the Association). Summary demographic and deposit market share data for the Association and the Peer Group companies is provided in Exhibit III-3. As shown in Table 4.1, June 2004 unemployment rates for the majority of the markets served by the Peer Group companies were lower than the unemployment rate reflected for Caddo Parrish. On balance, we concluded that a slight downward adjustment was appropriate for the Association’s market area.

Table 4.1

Market Area Unemployment Rates

Home Federal and the Peer Group Companies(1)

	County	June 2004 Unemployment
Home Federal - LA	Caddo	7.2%
The Peer Group
Alliance Bank MHC - PA	Delaware	5.5%
BCSB Bankcorp MHC - MD	Baltimore	4.5
Gouverneur Bancorp MHC - NY	St. Lawrence	8.0
Greene Co. Bancorp MHC - NY	Greene	4.9
Jacksonville SB MHC - IL	Morgan	6.0
Oneida Financial MHC - NY	Madison	5.7
Pathfinder Bancorp MHC - NY	Oswego	8.7
Rome Bancorp MHC - NY	Oneida	4.9
Westfield Financial Group MHC - MA	Hampden	6.5
Webster City Fed Bancorp MHC - IA	Hamilton	3.6

(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

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5.	Dividends

At this time the Association has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

All ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.24% to 5.04%. The average dividend yield on the stocks of the Peer Group institutions equaled 2.56% as of August 27, 2004. As of August 27, 2004, approximately 92% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.23%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

Our valuation adjustment for dividends for Home Federal also considered the regulatory policy with regard to waiver of dividends by the MHC. Under current policy, any waiver of dividends by an FDIC regulated MHC requires that the minority stockholders’ ownership interest be reduced in a second-step conversion to reflect the cumulative waived dividend account. Comparatively, no adjustment for waived dividends is required for OTS regulated companies in a second-step conversion. As an MHC operating under OTS regulation, the Association will be subject to the same regulatory dividend policy as a large majority of the Peer Group companies (nine of the Peer Group companies operate under OTS regulation). Accordingly, we believe that to the extent Home Federal’s pro forma market value would be influenced by the OTS’ dividend policy regarding MHC institutions, it has been sufficiently captured in the pricing of the Peer Group companies.

While the Association has not established a definitive dividend policy prior to the offering, the Association will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for purposes of the Association’s dividend policy.

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6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. Eight of the Peer Group members trade on the NASDAQ system and two of the Peer Group members trade on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies, based on the shares issued and outstanding to public shareholders (i.e., excluding the majority ownership interest owned by the respective MHCs) ranged from $12.5 million to $106.3 million as of August 27, 2004, with average and median market values of $33.5 million and $24.8 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 688,000 to 4.9 million, with average and median shares outstanding of 1.8 million and 1.2 million, respectively. The Association’s minority stock offering is expected to have a pro forma market value that is less than Peer Group’s average and median market values, while public shares outstanding for the Association is expected to be in the middle of the range of shares outstanding maintained by the individual Peer Group companies. Due to the relatively small size of the Association’s offering that is anticipated to result in a relatively small number of public stockholders, it is expected that the Association’s stock will be quoted on the Over-the-Counter Electronic Bulletin Board. Overall, we anticipate that the Association’s public stock will have a less liquid trading market than the Peer Group companies on average and, therefore, concluded that a slight downward adjustment was necessary for this factor.

7.	Marketing of the Issue

Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Association’s to-be-issued stock.

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A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. Economic data that showed a strengthening economy, particularly in the manufacturing sector, propelled stocks higher through August 2003 and into-early September, as the DJIA and NASDAQ posted respective 14-month and 16-month highs. Stocks retreated following the release of August employment data which showed further job losses, but then recovered in mid-September as the Federal Reserve indicated that it would not raise rates in the near term. Weaker than expected numbers for consumer confidence and manufacturing activity pulled the boarder market lower at the close of the third quarter, which ended a streak of six monthly gains in the DJIA.

Comparatively, at the start of the fourth quarter stocks showed renewed strength, as optimism about third quarter earnings and employment data for September 2003 provided a boost to stocks. In mid-October, the DJIA and the NASDAQ hit 16- and 19-month highs, respectively, primarily on the basis of some favorable third quarter earnings reports. The broader stock market rally cooled in mid-October, as the result of profit taking and the posting of some less favorable third quarter earnings by some bellwether technology and manufacturing stocks. Indications that the economic recovery was gaining momentum, including an annualized GDP growth rate of 8.2% in the third quarter, as well as the Federal Reserve’s statement that it would not raise its target interest rates for a considerable period, supported a stock market rally during late-October and into early-November. Despite upbeat economic news, including employment data that showed the size of the U.S. workforce increased in October, stocks edged lower in mid-November on profit taking and concerns over increased terrorism in the Middle East. In

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late-November and early-December 2003, positive economic news such as improved third quarter corporate profits and a strong start to the Christmas shopping season provided a boost to stocks. Stocks continued to move higher at the close of 2003, as key sectors of the economy continued to show signs of strengthening.

Year end momentum in the stock market was sustained at the beginning of 2004, reflecting generally favorable fourth quarter earnings and an increase in consumer confidence. Profit taking and slower than expected GDP growth in the fourth quarter of 2003 caused stocks to falter in late-January. However, aided by January employment data that showed jobs were added and a decline in the national unemployment rate to 5.6%, the broader stock market moved higher during the first half of February. Stocks generally declined during the balance of February and during the first half of March, reflecting valuation concerns following a year of strong gains and weaker than expected job growth during February. Concerns about terrorism and higher oil prices caused stocks to tumble in late-March, before rebounding at the close of the first quarter on more attractive fundamentals and optimism about first quarter earnings.

Stocks moved higher in early April 2004, as investors reacted favorably to a strong employment report for March. For the balance of April trading in the broader market produced uneven results, as generally favorable first quarter earnings and strong economic data weighed against the growing threat of inflation and higher interest rates. The DJIA closed below 10000 for the first time in 2004 in the second week of May, as strong job growth during April raised expectations of a rate increase by the Federal Reserve. The downward trend in stocks prevailed through most of May, on concerns about higher oil prices, violence in the Middle East and higher interest rates. Stocks rebounded in late-May, primarily on the basis of higher corporate earnings and lower oil prices. Strong employment data for May combined with lower oil prices and favorable inflation data sustained the positive trend in the broader market through mid-June. Stocks traded in a narrow range through the end of the second quarter, as investors awaited the outcome of the Federal Reserve’s meeting at the end of June.

Rising oil prices and profit warnings from some technology companies caused major stock indices to fall at the start of the third quarter of 2004. Stocks continued to trend lower through most of July, as a slow down in the economic expansion raised concerns about

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future earnings growth. Strong consumer confidence numbers for July reversed the downward in stocks during the last week of July, with the DJIA closing up for the week for the first time since mid-June. The recovery in the stock market was short-lived, as record high oil prices, weak retail sales for July and weaker than expected job growth for July pulled stocks lower in early-August. A positive economic outlook by the Federal Reserve and bargain hunting supported gains in the stock market during mid-August, as the DJIA moved back above the 10000 barrier. The DJIA hit a six week high in late-August, which was supported by a drop in oil prices. As an indication of the general trends in the nation’s stock markets over the past year, as of August 27, 2004, the DJIA closed at 10195.01, an increase of 8.3% from one year ago and a decline of 2.5% year-to-date. As of August 27, 2004 the NASDAQ closed at 1862.09, an increase of 2.9% from one year ago and a decline of 7.1% year-to-date. The Standard & Poors 500 Index closed at 1107.77 on August 27, 2004, an increase of 9.9% from one year ago and a decline of 0.4% year-to-date.

The market for thrift stocks has been mixed as well during the past twelve months, but, in general, thrift issues have paralleled trends in the broader market. Higher mortgage rates and strength in technology stocks pushed thrift stocks lower in early-August 2003, as investors rotated into sectors that were expected to benefit from an economic recovery. After edging higher in mid-August, thrift stocks eased lower at the end of August on expectations that interest rates would continue to move higher as the economic recovery gained momentum. Merger activity and acquisition speculation in the thrift sector provided a boost to thrift prices in early-September. After easing lower into mid-September on data that showed a slow down in refinancing activity, thrift stocks strengthened following the Federal Reserve’s decision to leave interest rates unchanged at its mid-September meeting.

After following the broader stock market lower as the close of the third quarter approached, thrift issues posted solid gains at the beginning of the fourth quarter of 2003. A rally in the broader stock market and acquisition activity were noteworthy factors that supported the positive trend in thrift stocks. Following a two week run-up, thrift stocks declined in mid-October on profit taking and a pullback in the broader market. Merger activity, most notably Bank America’s announced acquisition of FleetBoston Financial Corp., along with strength in the broader market, provided for gains in the thrift sector during late-October. The positive trend

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in thrift stocks carried into early-November, reflecting expectations of improving net interest margins and more consolidation among thrift institutions. Thrifts stocks eased lower in mid-November in conjunction with the decline in the broader market. In late-November and early-December 2003, thrift stocks followed the broader market higher and then stabilized at the close of the fourth quarter.

After trading in a narrow range at the beginning of 2004, thrift issues trended higher in late-January and the first half of February. The positive trend was supported by further consolidation in the thrift sector, including GreenPoint Financial’s agreement to sell to North Fork Bancorp, as well as generally favorable fourth quarter earnings. Indications that interest rates would continue to remain low provided further support to thrift prices. Thrift stocks followed the broader market lower in mid-February, before recovering in late-February following a dip in long term Treasury yields. Thrift issues generally experienced some selling pressure during the first half of March, reflecting profit taking and weakness in the broader stock market. Higher interest rates and weakness in the broader market pressured thrift issues lower in late-March, which was followed by an upward move in thrift prices at the close of the first quarter.

Thrifts stocks generally traded lower at the start of the second quarter of 2004, as a strong employment report for March pushed interest rates higher. Higher interest rates and inflation worries pressured interest rate sensitive issues lower through most of April, with the sell-off sharpening in early-May following another strong employment report for April. Thrift stocks recovered modestly in mid-May as the yield on 10-year Treasury note declined slightly. Acquisition speculation involving the sale of Washington Mutual lifted the thrift sector in late-May. Thrift stocks generally retreated during the first half of June, as the yield on the 10-year Treasury note moved to a two-year high on inflation concerns. Following the sharp sell-off, thrift stocks rebounded as a moderate increase in core consumer prices during may and comments by the Federal Reserve Chairman that inflation did not seem likely to be a serious problem eased fears of a sharp rise in inflation. Acquisition activity helped to boost thrift stocks in late-June, but the upward trend was abruptly reversed at the end of June as a significant decline in Washington Mutual’s 2004 earnings guidance pulled the broader thrift sector lower.

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Thrift stocks responded favorably to the 25 basis point rate increase implemented by the Federal Reserve at the close of the 2004 second quarter, as the Federal Reserve indicated that it would continue to raise the federal funds rate 25 basis points at a time. June employment data which showed weaker than expected job growth also provided support to thrift stocks in early-July. For most of July there was little movement in thrift stocks, as second quarter earnings were generally in-line with expectations. A rally in the broader market in late-July provided a boost to thrift stocks as well. Thrift issues traded down with the rest of the market in early-August, although losses in the thrift sector were mild compared to the sell-off experienced in the boarder market as weaker than expected job growth for July pushed interest rates lower. Improved inflation data, lower interest rates and a rally in the broader stock market combined to push the thrift sector in mid- and late-August. On August 27, 2004, the SNL Index for all publicly-traded thrifts closed at 1,464.2, an increase of 11.3% from one year ago and a decline of 1.2% year-to-date. The SNL MHC Index closed at 2,622.8 on August 27, 2004, an increase of 24.1% from one year ago and a decline of 1.5% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

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Thrift offerings completed in 2004 have generally been well received, with most offerings being oversubscribed and trading higher in initial trading activity. However, reflecting the general pull back in thrift stocks, four of the five recent offerings shown in Table 4.2 were not oversubscribed and the two second-step conversion offerings traded below their IPO prices in initial trading activity. As shown in Table 4.2, one standard conversion, two second-step conversions and two mutual holding company offerings were completed during the past three months. The mutual holding company offerings are considered to be more relevant for purposes of our analysis. Both of the mutual holding company offerings were closed within their respective valuation ranges. On a fully-converted basis, the average closing pro forma price/tangible book ratio of the recent MHC offerings equaled 78.7%. On average, the two recent MHC offerings reflected price appreciation of 11.3% after the first week of trading and price appreciation of 15.6% after one month of trading. However, one of the recent mutual holding company offerings, Monadnock Community Bancorp, was trading below its IPO price after the first month of trading.

Shown in Table 4.3 are the current pricing ratios of Partner Trust Financial Group, which is the only NASDAQ or Exchange listed fully-converted offering that has been completed within the past three months. Partners Trust’s closing market price of $10.27 on August 27, 2004 represented a 2.7% increase from its IPO price.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on Home Federal’s stock price of recently completed and pending acquisitions of other savings institutions operating in Louisiana. As shown in Exhibit IV-4, there were five Louisiana thrift acquisitions completed from 2001 through year-to-date 2004, and there is currently one pending acquisition of a Louisiana savings institution. To the extent that speculation of a re-mutualization may impact the Association’s valuation, we have largely taken this into account in selecting companies which operate in the MHC form of ownership. Accordingly, the Peer Group companies are considered to be subject to the same type of acquisition speculation that may influence Home Federal’s trading price.

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Table 4.2

Pricing Characteristics and After-Market Trends

Recent Conversions Completed (Last Three Months)

Institutional Information				Pre-Conversion Data				Offering Information				Contribution to Charitable Found		Insider Purchases
				Financial Info.		Asset Quality
	Conversion													Benefit Plans			Initial Dividend Yield
Institution	ST.	Date	Ticker	Assets	Equity/ Assets	NPAs/Assets	Res. Cov.	Gross Proc.	% Offered	% of Mid.	Exp/ Proc.	Form	% of Offering	ESOP	Recog Plans	Mgmt.& Dirs.
				($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)(2)	(%)
Standard Conversions
Third Century Bancorp	IN	6/30/04	TDCB-OTS BB	$107	7.62%	0.47%	662%	$16.5	100%	132%	3.8%	NA	NA	8.0%	4.0%	9.6%	0.00%
Averages - Standard Conversions:				$107	7.62%	0.47%	662%	$16.5	100%	132%	3.8%	N.A.	N.A.	8.0%	4.0%	9.6%	0.00%
Medians - Standard Conversions:				$107	7.62%	0.47%	662%	$16.5	100%	132%	3.8%	N.A.	N.A.	8.0%	4.0%	9.6%	0.00%
Second Step Conversions
DSA Financial Corporation	IN	7/30/04	DSFN-OTS BB	$78	12.07%	0.71%	59%	$8.5	52%	108%	6.1%	N.A	N.A	8.0%	4.0%	7.4%	4.00%
Partners Trust Financial Group, Inc.*	NY	7/15/04	PRTR-NASDAQ	$3,628	11.01%	0.59%	264%	$148.8	54%	85%	3.6%	N.A	N.A	8.0%	4.0%	0.7%	2.50%
Averages - Second Step Conversions:				$1,853	11.54%	0.65%	162%	$78.6	53%	97%	4.9%	NA	NA	8.0%	4.0%	4.0%	3.25%
Medians - Second Step Conversions:				$1,853	11.54%	0.65%	162%	$78.6	53%	97%	4.9%	NA	NA	8.0%	4.0%	4.0%	3.25%
Mutual Holding Company Conversions
First Federal Financial Services, Inc.	IL	6/29/04	FFFS-NASDAQ	$123	15.62%	0.07%	471%	$17.6	45%	92%	3.9%	N.A	N.A	5.0%	4.0%	8.6%	2.40%
Monadnock Community Bncp, Inc.*(9)	NH	6/29/04	MNCK-OTC BB	$45	5.64%	0.37%	207%	$3.4	45%	100%	14.8%	N.A	N.A	4.0%	4.0%	13.5%	0.00%
Averages - Mutual Holding Company Conversions:				$84	10.63%	0.22%	339%	$10.5	45%	96%	9.3%	NA	NA	4.5%	4.0%	11.0%	1.20%
Medians - Mutual Holding Company Conversions:				$84	10.63%	0.22%	339%	$10.5	45%	96%	9.3%	NA	NA	4.5%	4.0%	11.0%	1.20%
Averages - AM Conversions:				$796	10.39%	0.44%	333%	$39.0	59%	103%	6.4%	NA	NA	6.6%	4.0%	7.9%	1.78%
Medians - All Conversions:				$107	11.01%	0.47%	264%	$16.5	52%	100%	3.9%	NA	NA	8.0%	4.0%	8.6%	2.40%

Institutional Information				Pro Forma Data							Post-IPO Pricing Trends
				Pricing Ratios(3)			Financial Charac.				Closing Price:
	Conversion										First Trading Day		After First Week(4)		After First Month(5)	% Change
Institution	ST.	Date	Ticker	P/TB	Core P/E	P/A	Core ROA	TE/ A	Core ROE	IPO Price		% Change		% Change
				(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Third Century Bancorp	IN	6/30/04	TDCB-OTS BB	74.9%	39.1x	13.7%	0.4%	18.3%	1.9%	$10.00	$11.32	13.2%	$11.05	10.5%	$11.25	12.5%
Averages - Standard Conversions:				74.9%	39.1x	13.7%	0.4%	18.3%	1.9%	$10.00	$11.32	13.2%	$11.05	10.5%	$11.25	12.5%
Medians - Standard Conversions:				74.9%	39.1x	13.7%	0.4%	18.3%	1.9%	$10.00	$11.32	13.2%	$11.05	10.5%	$11.25	12.5%
Second Step Conversions
DSA Financial Corporation	IN	7/30/04	DSFN-OTS BB	100.3%	20.0x	19.3%	1.0%	19.2%	5.0%	$10.00	$9.80	-2.0%	$9.50	-5.0%	$9.50	-5.0%
Partners Trust Financial Group, Inc.*	NY	7/15/04	PRTR-NASDAQ	188.9%	17.2x	12.7%	0.7%	6.7%	11.0%	$10.00	$9.99	-0.1%	$9.98	-0.2%	$9.79	-2.1%
Averages - Second Step Conversions:				144.6%	18.6x	16.0%	0.9%	13.0%	8.0%	$10.00	$9.90	-1.1%	$9.74	-2.6%	$9.65	-3.6%
Medians - Second Step Conversions:				144.6%	18.6x	16.0%	0.9%	13.0%	8.0%	$10.00	$9.90	-1.1%	$9.74	-2.6%	$9.65	-3.6%
Mutual Holding Company Conversions
First Federal Financial Services, Inc.	IL	6/29/04	FFFS-NASDAQ	73.4%	23.7x	24.9%	1.2%	25.0%	4.8%	$10.00	$11.50	15.0%	$12.25	22.5%	$13.50	35.0%
Monadnock Community Bncp, Inc.*(9)	NH	6/29/04	MNCK-OTC BB	84.1%	458.9x	14.7%	0.0%	10.7%	0.0%	$8.00	$8.30	3.8%	$8.00	0.0%	$7.70	-3.8%
Averages - Mutual Holding Company Conversions:				78.7%	241.3x	19.8%	0.6%	17.9%	2.4%	$9.00	$9.90	9.4%	$10.13	11.3%	$10.60	15.6%
Medians - Mutual Holding Company Conversions:				78.7%	241.3x	19.8%	0.6%	17.9%	2.4%	$9.00	$9.90	9.4%	$10.13	11.3%	$10.60	15.6%
Averages - All Conversions:				104.3%	111.8x	17.1%	0.7%	16.0%	4.5%	$9.60	$10.18	6.0%	$10.16	5.6%	$10.35	7.3%
Medians - All Conversions:				84.1%	23.7x	14.7%	0.7%	18.3%	4.8%	$10.00	$9.99	3.8%	$9.98	0.0%	$9.79	-2.1%

Note: *	- Appraisal performed by RP Financial; “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.

(2)	As a percent of MHC offering for MHC transactions.

(3)	Does not take into account the adoption of SOP 93-6.

(4)	Latest price if offering is less than one week old.

(5)	Latest price if offering is more than one week but less than one month old.

(6)	Mutual holding company pro forma data on full conversion basis.

(7)	Simultaneously completed acquisition of another financial institution.

(8)	Simultaneously converted to a commercial bank charter.

(9)	Former credit union.

August 27, 2004

RP Financial, LC.

Page 4.18

RP FINANCIAL, LC.

Financial Services Industry Consultants

1700 North Moore Street, Suite 2210

Arlington, Virginia 22209

(703) 52B-1700

Table 4.3

Market Pricing Comparatives

Prices As of August 27, 2004

	Market Capitalization		Per Share Data		Pricing Ratios(3)					Dividends(4)			Financial Characteristics(6)
Financial Institution	Price/ Shared(1)	Market Value	Core 12-Mth EPS(2)	Book Value/ Share	P/E	P/B	P/A	P/TB	P/CORE	Amount/ Share	Yield	Payout Ratio (5)	Total Assets	Equity/ Assets	NPAs/ Assets	Reported		Core
																ROA	ROE	ROA	ROE
	($)	($Mil)	($)	($)	(X)	(%)	(%)	(%)	(X)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)
All Public Companies	21.88	453.87	1.02	14.18	17.44	157.82	16.77	172.10	19.38	0.48	2.23	36.04	2,907	10.70	0.55	0.82	8.76	0.71	7.26
Converted Last 3 Mths (no MHC)	10.27	284.92	0.58	11.00	17.12	93.36	13.05	194.14	17.71	0.24	2.34	41.38	2,183	13.98	0.24	0.76	5.45	0.74	5.27
State of LA	28.01	54.76	1.37	23.65	14.42	116.06	13.10	116.06	14.71	0.62	2.20	32.94	395	11.77	0.46	0.65	5.99	0.58	5.43
Comparable Group
Converted Last 3 Mths (no MHC)
PRTR Partners Trust Fin. Grp. of NY	10.27	284.92	0.58	11.00	17.12	93.36	13.05	194.14	17.71	0.24	2.34	41.38	2,183	13.98	0.24	0.76	5.45	0.74	5.27

(1)	Average of High/Low or Bid/Ask price per share.

(2)	EPS (estimate core basis) is based on actual trailing twelve month data, adjusted to omit non-operating items on a tax effected basis.

(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/CORE = Price to estimated core earnings.

(4)	Indicated twelve month dividend, based on last quarterly dividend declared.

(5)	Indicated dividend as a percent of trailing twelve month estimated core earnings.

(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month earnings and average equity and assets balances.

(7)	Excludes from averages those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:	Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright © 2004 by RP Financial, LC.

RP Financial, LC.

Page 4.19

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for MHC shares and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

Home Federal’s management team appears to have experience and expertise in all of the key areas of the Association’s operations. Exhibit IV-5 provides summary resumes of Home Federal’s Board of Directors and senior management. While the Association does not have the resources to develop a great deal of management depth, given its asset size and the impact it would have on operating expenses, management and the Board have been effective in implementing an operating strategy that can be well managed by the Association’s present organizational structure.

Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a federally-insured savings and loan operating in the MHC form of ownership, Home Federal will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Association’s pro forma regulatory capital ratios. The one difference noted between Home Federal and the one Peer Group company that operates as a FDIC regulated institution was in the area of regulatory policy regarding dividend waivers (see the discussion above for “Dividends”). Since this factor was

RP Financial, LC.

Page 4.20

already accounted for in the “Dividends” section of this appraisal, no further adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Association’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Slight Upward
Asset Growth	No Adjustment
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	Slight Downward
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

Basis of Valuation - Fully-Converted Pricing Ratios

As indicated in Chapter III, the valuation analysis included in this section places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a “fully-converted” basis. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) no opportunity for public shareholders to exercise voting control; (3) the potential pro forma impact of second-step conversions on the pricing of MHC institutions; (4) the regulatory policies regarding the dividend waiver policy by MHC institutions; and (5) the middle-tier structure maintained by most MHCs facilitates the ability for stock repurchases. The above characteristics of MHC shares have provided MHC shares with different trading characteristics versus fully-converted companies. To account for the unique trading characteristics of MHC shares, RP Financial has placed the financial data and pricing ratios of the Peer Group on a fully-converted basis to make them comparable for valuation purposes.

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Page 4.21

Using the per share and pricing information of the Peer Group on a fully-converted basis accomplishes a number of objectives. First, such figures eliminate distortions that result when trying to compare institutions that have different public ownership interests outstanding. Secondly, such an analysis provides ratios that are comparable to the pricing information of fully-converted public companies, and more importantly, are directly applicable to determining the pro forma market value range of the 100% ownership interest in Home Federal as an MHC. Lastly, such an analysis allows for consideration of the potential dilutive impact of dividend waiver policies adopted by the Federal agencies. This technique is validated by the investment community’s evaluation of MHC pricing, which also incorporates the pro forma impact of a second-step conversion based on the current market price.

To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs must incorporate the following assumptions, based on completed second-step conversions to date: (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second step-conversion; (2) the gross proceeds from such a sale were adjusted to reflect reasonable offering expenses and standard stock based benefit plan parameters that would be factored into a second-step conversion of MHC institutions; (3) net proceeds are assumed to be reinvested at market rates on a tax effected basis; and (4) the public ownership interest is adjusted to reflect the pro forma impact of the waived dividends pursuant to applicable regulatory policy. Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed second step-conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis. Table 4.4 on the following page shows the calculation of per share financial data (fully-converted basis) for each of the ten public MHC institutions that form the Peer Group.

Valuation Approaches: Fully-Converted Basis

In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing Home Federal’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches —

RP Financial, LC.

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RP FINANCIAL LC.

Financial Services Industry Consultants

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(703) 528-1700

Table 4.4

Calculation of Implied Per Share Data — Incorporating MHC Second Step Conversion

Comparable Institution Analysis

For the Twelve Months Ended June 30, 2004

	Current Ownership			Current Per Share Data (MHC Ratios)					Impact of Second Step Conversion (4)				Pro Forma Per Share Data (Fully Converted) (4)					Pro Forma (5)
	Total Shares	Public Shares	MHC Shares	EPS	Core EPS	Book Value	Tangible Book	Assets	Share Price	Gross Procds(1)	Net Incr. Capital(2)	Net Incr. Income(3)	EPS	Core EPS	Book Value	Tangible Book	Assets	Public Pct.	Dilution
	(000)	(000)	(000)	($)	($)	($)	($)	($)	($)	($000)	($000)	($000)	($)	($)	($)	($)	($)	(%)	(%)
Publicly-Traded MHC Institutions
ALLB Alliance Bank MHC of PA (20.0)	3,441	688	2,753	0.70	0.69	10.18	10.18	111.23	29.00	86,509	80,652	950	0.91	0.91	31.51	31.51	126.23	18.7	-1.3
BCSB BCSB Bankcorp MHC of MD (36.4)	5,899	2,144	3,755	0.11	0.10	6.84	6.38	127.13	15.59	58,540	50,345	545	0.20	0.19	15.37	14.91	135.66	36.3	0.0
GCBC Green Co Bcrp MHC of NY (43.9)	2,054	902	1,152	1.42	1.42	14.52	14.52	138.55	32.81	37,797	32,506	352	1.59	1.59	30.35	30.35	154.38	43.9	0.0
GOV Gouverneur Bcp MHC of NY(42.5)	2,283	971	1,312	0.36	0.35	7.82	7.82	42.94	12.88	16,899	14,533	157	0.43	0.42	14.19	14.19	49.31	42.5	0.0
JXSB Jcksnville Bcp MHC of IL(46.8)	1,952	913	1,039	0.35	0.25	9.86	8.30	136.17	15.25	15,845	13,626	147	0.43	0.33	16.84	15.28	143.15	46.8	0.0
ONFC Oneida Fincl MHC of NY (42.4)	7,488	3,178	4,310	0.40	0.34	6.52	4.74	57.53	11.86	51,117	43,960	476	0.46	0.40	12.39	10.61	63.40	42.4	0.0
PBHC Pathfinder BC MHC of NY (35.3)	2,448	865	1,583	0.61	0.42	8.61	6.74	122.52	16.08	25,455	21,891	237	0.71	0.52	17.55	15.68	131.46	35.3	0.0
ROME Rome Bncp Inc MHC of NY (38.5)	4,233	1,630	2,603	0.36	0.45	8.40	8.40	62.68	29.00	75,487	64,919	702	0.53	0.62	23.74	23.74	78.02	38.5	0.0
WCFB Wbstr Cty Fed MHC of IA (39.0)	3,772	1,472	2,300	0.30	0.30	5.99	5.96	27.78	13.50	31,050	26,703	289	0.38	0.38	13.07	13.04	34.86	39.0	0.0
WFD Westfield Finl MHC of MA (46.5)	10,057	4,877	5,180	0.57	0.50	11.59	11.59	78.50	21.80	112,924	97,115	1,051	0.67	0.60	21.25	21.25	88.16	48.5	0.0

(1)	Gross proceeds calculated as stock price multiplied by the number of shares owned by the mutual holding company (i.e., non-public shares).

(2)	Net increase in capital reflects gross proceeds less offering expenses, contra-equity account for leveraged ESOP and deferred compensation account for restricted stock plan. For institutions with assets at the MHC level, the net increase in capital also includes consolidation of MHC assets with the capital of the institution concurrent with hypothetical second step.

Offering expense percent	2.00
ESOP percent purchase	8.00
Recognition plan percent	4.00

(3)	Net increase in earnings reflects after-tax reinvestment income (assumes ESOP and recognition plan do not generate reinvestment income), less after-tax ESOP amortization and recognition plan vesting:

After-tax reinvestment	2.31
ESOP loan term (years)	10
Recog. plan vesting (yrs)	5
Effective tax rate	34.00

(4)	Figures reflect adjustments to “non-grandfathered” companies to reflect dilutive impact of cumulative dividends waived by the MHC (reflect FDIC policy regarding waived dividends).

(5)	Reflects pro forma ownership position of minority stockholders after taking into account the OTS and FDIC policies regarding waived dividends assuming a hypothetical second step. For OTS “grandfathered” companies, dilution reflects excess waived dividends and MHC assets. For all other companies, dilution reflects all waived dividends and MHC assets.

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright © 2004 by RP Financial, LC.

RP Financial, LC.

Page 4.23

all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Home Federal’s prospectus for reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8). Pursuant to the minority stock offering, we have also incorporated the valuation parameters disclosed in Home Federal’s prospectus for offering expenses. The assumptions utilized in the pro forma analysis in calculating the Association’s full conversion value were consistent with the assumptions utilized for the minority stock offering, except expenses were assumed to equal 2.0% of gross proceeds.

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, recent conversions and MHC offerings.

RP Financial’s valuation placed an emphasis on the following:

•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Association’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Association as well as for the Peer Group; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting the minority offering proceeds, we also gave weight to the other valuation approaches.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

RP Financial, LC.

Page 4.24

The Association will adopt Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of August 27, 2004, the pro forma market value of Home Federal’s full conversion offering equaled $35.0 million at the midpoint, equal to 3,500,000 shares at $10.00 per share.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Association’s pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Association’s reported earnings equaled $821,000 for the twelve months ended June 30, 2004. In deriving Home Federal’s core earnings, the only adjustments made to reported earnings were to eliminate net gains on the sale of loans and investments, which equaled $62,000 and $223,000, respectively, for the twelve months ended June 30, 2004. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 34.0% for the gains eliminated, the Association’s core earnings were determined to equal $633,000 for the twelve months ended June 30, 2004. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

RP Financial, LC.

Page 4.25

Amount
($000)
Net income	$821
Gain on sale of loans(1)	(41)
Gain on sale of investments(1)	(147)

Core earnings estimate	$633

(1)	Tax effected at 34.0%.

Based on Home Federal’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Association’s pro forma reported and core P/E multiples (fully-converted basis) at the $35.0 million midpoint value equaled 48.36 times and 66.67 times, respectively, which provided for premiums of 77.5% and 131.9% relative to the Peer Group’s average reported and core P/E multiples (fully-converted basis) of 27.24 times and 28.75 times, respectively (see Table 4.5). The implied premiums reflected in the Association’s pro forma P/E multiples take into consideration the Association’s pro forma P/B and P/A ratios.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Association’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio (fully-converted basis), to Home Federal’s pro forma book value (fully-converted basis). Based on the $35.0 million midpoint valuation, Home Federal’s pro forma P/B and P/TB ratios both equaled 73.83%. In comparison to the average P/B and P/TB ratios for the Peer Group of 99.83% and 103.79%, the Association’s ratios reflected a discount of 26.0% on a P/B basis and a discount of 28.9% on a P/TB basis. RP Financial considered the discounts under the P/B approach to be reasonable in light of the Association’s resulting P/E multiples and high equity-to-assets ratio that results in a very low return on equity.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio (fully-converted basis) to the Association’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A

RP Financial, LC.

Page 4.26

RP FINANCIAL, LC.

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(703) 528-1700

Table 4.5

MHC INSTITUTIONS — IMPLIED PRICING RATIOS FULL CONVERSION BASIS

Home Federal and the Comparables

As of August 27, 2004

	Fully Converted Implied Value		Per Share (8)		Pricing Ratios(3)					Dividends(4)			Financial Characteristics(6)

	Price/ Share(1)	Implied Market Val(8)	Core 12-Mth EPS(2)	Book Value/ Share												Reported		Core
					P/E	P/B	P/A	P/TB	P/ CORE	Amount/ Share	Yield	Payout Ratio(5)	Total Assets	Equity/ Assets	NPAs/ Assets	ROA	ROE	ROA	ROE
	($)	($Mil)	($)	($)	(X)	(%)	(%)	(%)	(X)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)
Home Federal
Superrange	10.00	46.29	0.11	12.34	64.31	81.04	34.17	81.04	90.91	0.00	0.00	0.00	135	42.16	0.00	0.53	1.26	0.39	0.93
Range Maximum	10.00	40.25	0.13	12.90	55.85	77.52	30.90	77.52	76.92	0.00	0.00	0.00	130	39.86	0.00	0.55	1.39	0.41	1.03
Range Midpoint	10.00	35.00	0.15	13.55	48.36	73.83	27.83	73.83	66.67	0.00	0.00	0.00	126	37.70	0.00	0.58	1.53	0.43	1.13
Range Minimum	10.00	29.75	0.18	14.42	40.82	69.36	24.54	69.36	55.56	0.00	0.00	0.00	121	35.38	0.00	0.60	1.70	0.45	1.26
All Public Companies(7)
Averages	21.88	453.87	1.02	14.18	17.44	157.82	16.77	172.10	19.38	0.48	2.23	36.04	2,907	10.70	0.55	0.82	8.76	0.71	7.26
Medians	—	—	—	—	16.41	147.30	14.77	161.18	17.57	—	—	—	—	—	—	—	—	—	—
All Non-MHC State of LA(7)
Averages	28.01	54.76	1.37	23.65	14.42	116.06	13.10	116.06	14.71	0.62	2.20	32.94	395	11.77	0.46	0.65	5.99	0.58	5.43
Medians	—	—	—	—	14.42	116.06	13.10	116.06	14.71	—	—	—	—	—	—	—	—	—	—
Publicly-Traded MHC Institutions, Full Conversion Basis
Averages	19.78	84.61	0.60	19.63	27.24	99.83	22.41	103.79	28.75	0.47	2.56	55.24	412	22.14	0.70	0.70	3.08	0.67	2.86
Medians	—	—	—	—	27.87	98.58	22.11	103.06	30.67	—	—	—	—	—	—	—	—	—	—
Publicly-Traded MHC Institutions, Full Conversion Basis
ALLB Alliance Bank MHC of PA (20.0)	29.00	106.46	0.91	31.51	31.87	92.03	22.97	92.03	31.87	0.36	1.24	39.56	463	24.96	_.42	0.73	2.88	0.73	2.88
BCSB BCSB Bankcorp MHC of MD (36.4)	15.59	91.97	0.19	15.37	NM	101.43	11.49	104.56	NM	0.50	3.21	NM	800	11.33	0.17	0.16	1.25	0.15	1.19
GOV Gouverneur Bcp MHC of NY(42.5)	12.88	29.41	0.42	14.19	29.95	90.77	26.12	90.77	30.67	0.26	2.02	61.90	113	28.78	0.86	0.91	3.04	0.89	2.97
GCBC Green Co Bcrp MHC of NY (43.9)	32.81	67.39	1.59	30.35	20.64	108.11	21.25	108.11	20.64	0.84	2.56	52.83	317	19.66	NA	1.08	5.27	1.08	5.27
JXSB Jcksnville Bcp MHC of IL (46.8)	15.25	29.77	0.33	16.84	NM	90.56	10.65	99.80	NM	0.30	1.97	NM	279	11.76	1.05	0.30	2.48	0.23	1.91
ONFC Oneida Fincl MHC of NY (42.4)	11.86	88.81	0.40	12.39	25.78	95.72	18.71	111.78	29.65	0.38	3.20	NM	475	19.54	0.17	0.73	3.66	0.63	3.18
PBHC Pathfinder BC MHC of NY (35.3)	16.08	39.36	0.52	17.55	22.65	91.62	12.23	102.55	30.92	0.40	2.49	NM	322	13.35	1.11	0.56	4.00	0.41	2.93
ROME Rome Bncp Inc MHC of NY (38.5)	29.00	122.76	0.62	23.74	NM	122.16	37.17	122.16	NM	0.60	2.07	NM	330	30.43	0.52	0.69	2.22	0.80	2.60
WCFB Wbstr Cty Fed MHC of IA (39.0)	13.50	50.92	0.38	13.07	NM	103.29	38.73	103.53	NM	0.68	5.04	NM	131	37.49	NA	1.08	2.91	1.08	2.91
WFD Westfield Finl MHC of MA(46.5)	21.80	219.24	0.60	21.25	32.54	102.59	24.73	102.59	NM	0.40	1.83	66.67	887	24.10	0.33	0.75	3.06	0.67	2.74

(1)	Current stock price of minority stock. Average of High/Low or Bid/Ask price per share.

(2)	EPS (estimated core earnings) is based on reported trailing twelve month data, adjusted to omit non-operating gains and losses on a tax effected basis. Public MHC data ________ additional earnings from reinvestment of proceeds of second step conversion.

(3)	P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/CORE = Price to Core Earnings. Ratios are pro forma assuming a second step conversion to full stock form.

(4)	Indicated twelve month dividend, based on last quarterly dividend declared.

(5)	Indicated twelve month dividend as a percent of trailing twelve month estimated core earnings (earnings adjusted to reflect second step conversion).

(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month earnings and average equity and assets balances.

(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

(8)	Figures estimated by RP Financial to reflect a second step conversion of the MHC to full stock form.

Source:	Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright © 2004 by RP Financial, LC.

RP Financial, LC.

Page 4.27

ratio which is computed herein. At the midpoint of the valuation range, Home Federal’s full conversion value equaled 27.83% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of 22.41%, which implies a premium of 24.2% has been applied to the Association’s pro forma P/A ratio (fully-converted basis).

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion and MHC offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The two recently completed MHC offerings had an average pro forma price/tangible book ratio of 78.7% (fully-converted basis) and, on average, appreciated 11.3% during the first week of trading. In comparison, the Association’s P/TB ratio of 73.8% at the midpoint value reflects an implied discount of 6.2% relative to the average pro forma P/TB ratio of the recent MHC offerings. At the top of the super range, the Association’s P/TB ratio of 81.0% reflected an implied premium of 2.8% relative to the average pro forma P/TB ratio of the recent MHC offerings. Of the two recent MHC offerings, only First Federal Financial Services is traded on NASDAQ. Based on First Federal’s current P/TB ratio of 85.4% (fully-converted basis), the Association’s P/TB ratio at the midpoint reflects an implied discount of 13.6% and at the top of the super range reflects an implied discount of 5.2%.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of August 27, 2004, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, both shares issued publicly as well as to the MHC, equaled $35,000,000 at the midpoint, equal to 3,500,000 shares offered at a per share value of $10.00. Pursuant to

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Page 4.28

conversion guidelines, the 15% offering range indicates a minimum value of $29.750 million and a maximum value of $40.250 million. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 2,975,000 at the minimum and 4,025,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $46.288 million without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 4,628,750. The Board of Directors has established a public offering range such that the public ownership of the Association will constitute a 40.0% ownership interest. Accordingly, the offering to the public of the minority stock will equal $11.9 million at the minimum, $14.0 million at the midpoint, $16.1 million at the maximum and $18.5 million at the supermaximum of the valuation range. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.5 and are detailed in Exhibit IV-7 and Exhibit IV-8; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.6 and are detailed in Exhibits IV-10 and IV-11.

RP Financial, LC.

Page 4.29

RP Financial, LC.

Financial Services Industry Consultants

1700 North Moore Street, Suite 2210

Arlington, Virginia 22209

(703) 528-1700

Table 4.6

Public Market Pricing

Home Federal and the Comparables

As of August 27, 2004

	Market Capitalization		Per Share Data		Pricing Ratios(3)					Dividends(4)			Financial Characteristics(6)

																Reported		Core
	Price/ Share(1)	Market Value	Core 12-Mth EPS(2)	Book Value/ Share	P/E	P/B	P/A	P/TB	P/ CORE	Amount/ Share	Yield	Payout Ratio(5)	Total Assets	Equity/ Assets	NPAs/ Assets	ROA	ROE	ROA	ROE
	($)	($Mil)	($)	($)	(X)	(%)	(%)	(%)	(X)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)
Home Federal
Superrange	10.00	18.52	0.12	7.05	62.61	141.84	41.69	141.84	83.97	0.00	0.00	0.00	111	29.42	0.00	0.67	2.26	0.50	1.69
Range Maximum	10.00	16.10	0.14	7.60	54.40	131.58	36 94	131.58	72.93	0.00	0.00	0.00	109	28.08	0.00	0.68	2.42	0.51	1.80
Range Midpoint	10.00	14.00	0.16	8.23	47.23	121.51	32.66	121.51	63.28	0.00	0.00	0.00	107	26.88	0.00	0.69	2.57	0.52	1.92
Range Minimum	10.00	11.90	0.19	9.08	40.13	110.13	28.24	110.13	53.77	0.00	0.00	0.00	105	25 63	0 00	0 70	2 74	0.53	2.05
All Public Companies(7)
Averages	21.88	453.87	1.02	14.18	17.44	157.82	16.77	172.10	19.38	0.48	2.23	36.04	2,907	10.70	0.55	0.82	8.76	0.71	7.26
Medians	—	—	—	—	16.41	147.30	14.77	161.18	17.57	—	—	—	—	—	—	—	—	—	—
All Non-MHC State of LA(7)
Averages	28.01	54.76	1.37	23.65	14.42	116.06	13.10	116.06	14.71	0.62	2.20	32.94	395	11.77	0.46	0.65	5.99	0.58	5.43
Medians	—	—	—	—	14.42	116.06	13.10	116.06	14.71	—	—	—	—	—	—	—	—	—	—
Comparable Group Averages
Averages	19.78	33.45	0.48	9.03	26.37	218.55	25.96	235.23	28.99	0.47	2.56	22.67	367	11.86	0.70	0.65	5.30	0.62	4.91
Medians	—	—	—	—	26.36	206.73	24.88	232.54	28.99	—	—	—	—	—	—	—	—	—	—
State of LA
OSLA GS Financial Corp. of LA	18.52	24.06	0.19	21.86	NM	84.72	11.48	84.72	NM	0.40	2.16	NM	209	13.55	0.56	0.24	1.75	0.12	0.83
TSH Teche Hiding Cp of N Iberia LA	37.50	85.46	2.55	25.44	14.42	147.41	14.72	147.41	14.71	0.84	2.24	32.94	580	9.99	0.35	1.07	10.24	1.05	10.04
Comparable Group
ALLB Alliance Bank MHC of PA (20.0)	29.00	19.95	0.69	10.18	NM	284.87	26.07	284.87	NM	0.36	1.24	10.43	383	9.15	1.42	0.63	6.84	0.63	6.74
BCSB BCSB Bankcorp MHC of MD (36.4)	15.59	33.42	0.10	6.84	NM	227.92	12.26	244.36	NM	0.50	3.21	NM	750	5.38	0.17	0.09	1.47	0.09	1.33
GOV Gouverneur Bcp MHC of NY(42.5)	12.88	12.51	0.35	7. 82	NM	164.71	30.00	164.71	NM	0.26	2.02	31.60	98	18.21	0.86	0.88	4.64	0.85	4.51
GCBC Green Co Bcrp MHC of NY (43.9)	32.81	29.59	1.42	14.52	23.11	225.96	23.68	225.96	23.11	0.84	2.56	25.98	285	10.48	NA	1.08	9.89	1.08	9.89
JXSB Jcksnville Bcp MHC of IL(46.8)	15.25	13.92	0.25	9.86	NM	154.67	11.20	183.73	NM	0.30	1.97	NM	266	7.24	1.05	0.26	3.38	0.18	2.42
ONFC Oneida Fincl MHC of NY (42.4)	11.86	37.69	0.34	6.52	29.65	181.90	20.62	250.21	34.88	0.38	3.20	NM	431	11.33	0.17	0.70	5.98	0.59	5.08
PBHC Pathfinder BC MHC of NY (35.3)	16.08	13.91	0.42	8.61	26.36	186.76	13.12	238.58	NM	0.40	2.49	NM	300	7.03	1.11	0.51	6.92	0.35	4.76
ROME Rome Bncp Inc MHC of NY (38.5)	29.00	47.27	0.45	8.40	NM	345.24	46.27	345.24	NM	0.60	2.07	NM	265	13.40	0.52	0.58	4.22	0.73	5.28
WCFB Wbstr Cty Fed MHC of IA (39.0)	13.50	19.87	0.30	5.99	NM	225.38	48.60	226.51	NM	0.68	5.04	NM	105	21.56	NA	1.07	5.00	1.07	5.00
WFD Westfleld Finl MHC of MA (46.5)	21.80	106.32	0.50	11.59	NM	188.09	27.77	188.09	NM	0.40	1.83	NM	789	14.76	0.33	0.72	4.65	0.63	4.08

(1)	Average of high/low or bid/ask price per share.

(2)	EPS (core basis) is based on actual trailing twelve month data, adjusted to omit the impact of non-operating items on a tax effected basis, and is shown on a pro forma basis where appropriate.

(3)	P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/CORE = Price to Core Earnings.

(4)	Indicated twelve month dividend, based on last quarterly dividend declared.

(5)	Indicated twelve month dividend as a percent of trailing twelve month estimated core earnings.

(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and total assets balances.

(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:	Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright © 2004 by RP Financial, LC.